Exhibit 10.15

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CONCERT PHARMACEUTICALS, INC.

LEDGEMONT DEVELOPMENT CENTER

LEXINGTON, MA

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ARTICLE 1: BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

Date of Lease:	February 12, 2008

Landlord:	One Ledgemont LLC, a Delaware limited liability company

Tenant:	Concert Pharmaceuticals, Inc., a Delaware corporation

Building and Property:	The building complex known as Ledgemont Development Center and consisting of the “Richards House,” “Building B,” “B Annex,” “Building C,” the “East Wing,” the parking garage and other appurtenances thereto located at 128 Spring Street, Lexington. Massachusetts (the “Building” and such parcel of land hereinafter being collectively referred to as the “Property”).

Premises:	Portions of the Building comprised of approximately 44,979 rentable square feet consisting of (i) approximately 27,340 rentable square feet located on the 400 Level of Building C (the “Level 400 Space”), and (ii) approximately 17,639 rentable square feet and located on the 500 Level of Building C (the “Level 500 Space”), all as described in Exhibit A. The Level 400 Space shall contain approximately 12,718 rentable square feet of space (the “Level 400 Lab Space”) as described in Exhibit A, that Tenant intends to fit-up and operate as a laboratory, pursuant to the terms and conditions of this Lease. (The foregoing rentable square footage measurements are determined as set forth in Section 4.06(c) below.)

Initial Term:	Commencing on the date of this Lease and expiring, unless otherwise extended or terminated as provided in this Lease, on the expiration of the seventh (7th) full Lease Year (defined below) following the Level 400 Lab Space Commencement Date.

Extension Terms:	Two (2) additional successive periods of five (5) Lease Years each.

Lease Year:	A period of twelve (12) consecutive months, commencing on the Level 400 Lab Space Commencement Date (as defined below) and each successive twelve (12) month period during the Term, provided that (i) if the Level 400 Lab Space Commencement Date shall occur on a date other than the first day of a month, then the first Lease Year shall include the

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period from the Level 400 Lab Space Commencement Date to the first day of the following month and twelve (12) calendar months thereafter, and/or (ii) if a Space Commencement Date (as defined below) occurs before the Level 400 Lab Space Commencement Date, then the first Lease Year shall include the period from such Space Commencement Date to the Level 400 Lab Space Commencement Date.

Term Commencement Date; Space Commencement Dates:

The Term Commencement Date shall be the Level 400 Lab Space Commencement Date (as defined below).

The “Level 500 Space Commencement Date” shall be the earliest to occur of (a) Tenant’s Substantial Completion (as defined below) of the Level 500 Space, (b) nine (9) months following the Delivery Date (as defined below), or (c) the date Tenant commences business operations in all or any portion of the Level 500 Space: the “Level 400 Commencement Date” shall be the earliest to occur of (t) Tenant’s Substantial Completion of the Level 400 Space, or (u) nine (9) months following the Delivery Date, or (v) the date Tenant commences business operations in all or any portion of the Level 400 Space; and the “Level 400 Lab Space Commencement Date” shall be the earliest to occur of (x) Tenant’s Substantial Completion of the Level 400 Lab Space, or (y) nine (9) months following the Delivery Date, or (z) the date Tenant commences business operations in all or any portion of the Level 400 Lab Space; (each, as applicable, a “Space Commencement Date”).

Delivery Date:	The date of this Lease.

Permitted Uses:	General office, research and development, laboratory (including a vivarium) uses, and lawful ancillary uses thereto, all to the extent permitted by applicable zoning ordinances.

Tenant’s Pro Rata Share:	25.86% subject to Section 4.06.

Tenant’s Level 400 Reduced Pro Rata Share:	12.03% subject to Section 4.06.

Brokers:	McCall & Almy, Inc. and DTZ FHO Partners.

Landlord’s Managing Agent:	Beal and Company, Inc.

Letter of Credit Amount:	$1,450,000 subject to Article 15 of the Lease.

Parking:	As set forth in Section 2.01(d) of the Lease.

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Base Rent:	Initial Term:

Lease Year	Base Rent Per Rentable Square Foot	Base Rent	Base Rent Monthly Installment

1	$22.53	$1,013,376.87	$84,448.07
2	$23.45	$1,054,757.55	$87,896.46
3 (Months 25-30)	$24.37	$1,096,138.23	$91,344.85
3 (Months 31-36)	$26.50	$1,191,943.50	$99,328.63
4	$27.50	$1,236,922.50	$103,076.88
5	$28.50	$1,281,901.50	$106,825.13
6	$30.00	$1,349,370.00	$112,447.50
7	$31.00	$1,394,349.00	$116,195.75

Note: The Base Rent calculations shown above are for the entire Premises from and after the Term Commencement Date. If any Space Commencement Date(s) occur(s) prior to the Term Commencement Date, Tenant shall pay Base Rent on the above Base Rent Per Rentable Square Foot and Tenant’s Pro Rata Share of Total Operating Costs and of Taxes (as defined below) multiplied by or based on, as the case may be, the applicable rentable square footage of the space for which a Commencement Date has occurred.

Extension Term:	As provided in Section 3.03(b).

Additional Rent:	All amounts payable by Tenant under this Lease other than Base Rent, including, without limitation, Tenant’s Pro Rata Share of Taxes (Article 5); Utilities (Article 6); Insurance premiums (Article 7); and Operating Expenses (Article 8) (See Section 4.02). Tenant’s Pro Rata Share is defined in Section 4.06 hereof.

Original Address of Landlord for Notices:	c/o The Beal Companies, LLP 177 Milk Street Boston, Massachusetts 02109 Attention: Michael A. Manzo, Senior Vice President

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with copies to:

c/o The Beal Companies, LLP 177 Milk Street Boston, Massachusetts 02109 Attention: Peter A. Spellios, Senior Vice President and General Counsel

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Sherin and Lodgen LLP 101 Federal Street Boston, Massachusetts 02110 Attention: Robert M. Carney, Esquire

Original Address of Tenant for Notices:

Before Term Commencement Date:	Concert Pharmaceuticals, Inc. 99 Hayden Avenue, Suite 100 Lexington, Massachusetts 02421 Attention: General Counsel

with a copy to:

Ropes & Gray LLP One International Place Boston, MA 02110-2624 Attention: Christopher F. Dunn, Esquire

After Term Commencement Date:	Concert Pharmaceuticals, Inc. Ledgemont Development Center 128 Spring Street Lexington, Massachusetts 02421 Attention; General Counsel

with a copy to:

Ropes & Gray LLP One International Place Boston, MA 02110-2624 Attention: Christopher F. Dunn, Esquire

Tenant Improvement Allowance:	A Tenant Improvement Allowance of $65.00 per rentable square foot of the Premises (not to exceed $2,923,635.00 in the aggregate), plus the Level 400 Lab Space Allowance of $85.00

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per rentable square foot of the Level 400 Lab Space (not to exceed $2,323,900.00 in the aggregate) which Level 400 Lab Space Allowance shall be amortized and paid as Additional Rent, and the Tenant’s Supplemental HVAC Contribution, all as further defined and provided in Exhibit E.

Initial Tenant Improvements:	To be constructed by Tenant as set forth in Section 10.05 and Exhibit E.

Exhibits:

Exhibit A:	Floor Plan of the Premises
Exhibit B:	Rules and Regulations
Exhibit C:	Rules and Regulations for Tenant Work
Exhibit D:	Tenant Work Insurance Schedule
Exhibit E:	Work Letter
Exhibit F:	Construction Documents
Exhibit G:	Reserved Parking Plan
Exhibit H:	Specific Aspects of Initial Tenant Improvements
Exhibit I:	Plan Showing Additional Space
Exhibit J:	Landlord’s Work
Exhibit K:	Form of Term Commencement Date Agreement
Exhibit L:	Form of Letter of Credit
Exhibit M:	List of Prior Rights to Additional Space
Exhibit N:	Location of Tenant’s Monument Sign
Exhibit O:	Location of Tenant’s Supplemental HVAC

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ARTICLE 2: PREMISES AND APPURTENANT RIGHTS

2.01 Lease of Premises; Appurtenant Rights. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, subject to all matters of record as of the date hereof and matters referred to below. Subject to Landlord’s rules and regulations attached hereto as Exhibit B and such other reasonable rules and regulations as Landlord may from time to time adopt and of which Tenant is given written notice (collectively, “Landlord’s Rules”) and to force majeure, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. Landlord’s Rules shall be uniformly applied to all occupants of the Building and any subsequent adoption or modification of Landlord’s Rules from those set forth on Exhibit B shall not be inconsistent with this Lease (which shall control in the event of any inconsistency) and shall not, to the extent practicable, materially adversely affect Tenant’s access to, or use of, the Premises pursuant to the terms and conditions of this Lease.

(a) Exclusions. The Premises exclude common areas and facilities of the Property, including, without limitation, exterior faces of exterior walls, the common stairways and stairwells (subject to Tenant’s rights to use the stairways for access between portions of the Premises pursuant to Section 2.01(b)), entranceways and the main lobby, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Property (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord; provided, however, in no event shall any such future designation include any portion of the Premises or materially adversely affect Tenant’s access to, or use of, the Premises pursuant to the terms and conditions of this Lease. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

(b) Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use in common with others (subject to Landlord’s Rules and force majeure) the common areas and facilities of the Property necessary or convenient for Tenant’s use and occupancy of the Premises, including, without limitation, the common stairways and stairwells, entranceways, the main lobby, elevators, driveways, parking areas, sidewalks and the loading dock servicing the Premises. Subject to Landlord’s Rules and to force majeure, Tenant shall have access to the seating area of the common cafe in the building twenty-four (24) hours a day, seven (7) days a week.

(c) Reservations. In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, provided that Landlord shall use commercially reasonable efforts to avoid unreasonable (except in emergency) interruption of Tenant’s use of or access to the Premises pursuant to the terms and conditions of this Lease: (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property; (ii) to alter, eliminate or relocate any other common area or facility, including the drives, lobbies and entrances; and (iii) to grant easements and other rights with respect to the Property. Installations, replacements and relocations within the Premises referred to in clause (i) shall be located as far as practicable in the core areas of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. The Building may be subdivided or combined into separate or unified lots, submitted to or removed from a condominium regime or divided or combined into separate leasehold lots by ground leases to

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facilitate financing, ownership or operation of all or portions of the Property and Building, provided that parties’ rights and obligations under this Lease shall not be affected in any material respect. Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the foregoing so long as the same are not inconsistent with the rights and obligations of the parties under this Lease and are otherwise reasonably acceptable to Tenant.

(d) Parking.

(i) Commencing on the applicable Space Commencement Date, Tenant shall have the appurtenant right to use, free of additional charge, 3.2 unreserved parking spaces for standard size automobiles and small utility vehicles per 1,000 rentable square feet of the Premises (or that portion thereof for which a Space Commencement Date has occurred). The parking spaces shall be used by Tenant and Tenant’s employees and business invitees and may be located on the Property and/or within the Building, and the location of said parking spaces, and the layout and location of the parking facilities, are subject to change from time to time; provided, however, in effecting such change Landlord shall not grant disproportionately greater parking rights to other comparable tenants resulting in a material diminution of Tenant’s rights hereunder. Tenant’s right to use such parking spaces shall be non-exclusive.

(ii) Notwithstanding the foregoing, included in the foregoing Tenant’s parking count is Tenant’s right to use, free of additional charge, five (5) parking spaces for Tenant’s exclusive use for Tenant’s visitors and invitees, which spaces are to be located as approximately shown on Exhibit G attached hereto, subject to relocation, from time to time, to a mutually agreeable location, within the parking facilities serving the Building. Tenant shall have the right to install signage identifying such spaces for Tenant’s exclusive use, which such signage shall be subject to Landlord’s prior approval, not to be unreasonably withheld or delayed, and otherwise consistent with other parking space designation signage.

(iii) None of Tenant’s parking rights hereunder shall be assigned or sublicensed except in connection with a Transfer in compliance with Article 13. Landlord shall have the right to make such parking available pursuant to a pass system or on any other reasonable basis determined by Landlord, and such parking rights shall be subject to Landlord’s Rules, and the right of Landlord to limit the number of parking spaces available to Tenant, its employees and invitees, where the use of the same exceeds the above-stated ratio. Landlord shall use commercially reasonable efforts to enforce and maintain the parking rights hereunder and under the other leases and occupancy agreements relating to the Property. Landlord shall have the right to alter the parking areas (but not materially reduce the number of parking spaces permanently available to Tenant) or, pursuant to Landlord’s Rules, their operation from time to time, and to temporarily close portions thereof for maintenance as necessary. Tenant’s parking privileges constitute a license only, and no bailment is intended or shall be created. Neither Landlord nor any parking operator of the parking areas will have any responsibility for loss or damage due to fire or theft or otherwise to any automobile parked in the parking areas or to any personal property therein.

2.02 Right of First Offer on Certain Additional Space.

(a) Provided this Lease is then in full force and effect and there then exists no uncured Event of Default on the part of Tenant hereunder, in the event that all or any portion of the space on

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the Level 500 of Building C and the Level 500 of Building B and the Level 300 of Building C as shown on Exhibit I attached hereto (the “Additional Space”) becomes available, meaning that a lease therefor is expiring or being terminated, (the space that is the subject of such expiring or terminating lease being hereinafter referred to as a “First Offer Space”), Landlord shall not lease or offer to lease the subject First Offer Space to any person or entity without first offering by written notice to Tenant (“Landlord’s First Offer Notice”) the right and option to add the subject First Offer Space to the Premises. Landlord’s First Offer Notice shall be given not sooner than twelve (12) months nor later than one (1) month prior to the then anticipated expiration or termination date of the then existing lease of the subject First Offer Space as specified in Landlord’s First Offer Notice, which notice shall include the anticipated date upon which such Additional Space shall be available for occupancy by Tenant along with a floor plan showing the approximate rentable square footage thereof. Tenant shall have the option, to be exercised by written notice (the “Acceptance Notice”) to Landlord within fifteen (15) business days after Landlord’s First Offer Notice, to lease all of the subject First Offer Space. In the event that as of the applicable First Offer Space Commencement Date (as defined below) there will be less than three (3) years remaining in the Term of the Lease (as such may have already been extended in accordance with Section 3.03 below), then, at Landlord’s election, as set forth in Landlord in Landlord’s First Offer Notice, the Term of the Lease for the Premises including the First Offer Space shall, to the extent Tenant elects to lease the subject First Offer Space, be automatically extended for an additional period of time commencing as of the first day following the expiration of the Term of this Lease (as such may have already been extended in accordance with Section 3.03 below) and expiring on the thirty-sixth (36th) full calendar month following the First Offer Space Commencement Date (the “Additional Term”).

(b) If Tenant timely gives an Acceptance Notice, the subject First Offer Space shall upon the First Offer Space Commencement Date (as defined below) automatically become part of the Premises and shall be leased to Tenant upon the same terms and conditions contained in this Lease, except for Base Rent, which shall be at the Market Rent to be determined in accordance with the provisions of Section 3.03(c) and (d) made applicable hereto by such changes and modifications as are required given the application hereof (and to the extent Landlord elects to require the Additional Term, the Base Rent for the entire Premises for Additional Term shall be initially set forth in Landlord’s First Offer Notice subject to final determination in accordance with the provisions of Section 3.03(c) and (d)), if disputed by Tenant as may be applicable), and except for the Term of the Lease in the event the Additional Term is applicable. It is understood and agreed that the subject First Offer Space shall be delivered by Landlord and leased by Tenant free and clear of tenants and occupants and in its “as is” condition as of the date of the Acceptance Notice, reasonable wear and tear excepted, without warranty or representation by Landlord, and that Landlord shall have no obligation to complete any work, or pay any allowance, to prepare the subject First Offer Space for Tenant’s occupancy. The “First Offer Space Commencement Date” shall be the later of the date specified in Landlord’s First Offer Notice or the date on which Landlord actually delivers the subject First Offer Space to Tenant as aforesaid. Following such election by Tenant, and effective as of the subject First Offer Space Commencement Date and for the balance of the Term and any extension thereof (and the Additional Term, if applicable): (a) the “Premises”, as used in this Lease, shall also include the subject First Offer Space for all purposes hereof, including Extension Options and parking rights; (b) Tenant’s Pro Rata Share of Operating Expenses and Tenant’s Pro Rata Share of Taxes shall be increased to include the rentable square footage of the subject First Offer Space; and (c) the Base Rent shall equal the sum of the Base Rent provided for in this Lease for the original Premises plus the Base Rent for the subject First Offer Space. To confirm the foregoing, the parties shall promptly execute an Amendment to Lease reflecting the foregoing terms.

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(c) If Tenant fails to deliver a timely Acceptance Notice to Landlord within fifteen (15) business days of Landlord’s First Offer Notice, the option granted Tenant hereunder as to the subject First Offer Space shall expire, terminate and be of no further force and effect, and waived, for all purposes of the next lease(s) thereof as next executed thereafter, and Landlord may lease all or any portion of the subject First Offer Space to any party and upon any terms free of any rights of Tenant. Tenant, following such waiver and within seven (7) business days of Landlord’s request therefor, shall execute and deliver to Landlord a certification, in recordable form, confirming the waiver of such right, and Tenant’s failure to so execute and deliver such certification shall (without limiting Landlord’s remedies on account thereof) entitle Landlord to execute and deliver to any third party, and record, an affidavit confirming the waiver, which affidavit, to the extent true, shall be binding on Tenant and may be conclusively relied on by third parties.

(d) Tenant understands that its rights under this Section are and shall be subject and subordinate to any extension rights, expansion rights, options to lease or any rights of first negotiation, first offer or first refusal to lease granted to other tenants of the Building prior to the date of execution and delivery of this Lease which are as set forth on Exhibit M attached hereto, or to the terms of any leases, including extension and expansion rights, but not any rights of first negotiation, first offer or first refusal to lease, as originally granted in any lease(s) to the first tenant(s) of any Additional Space that is vacant as of the date of this Lease; provided, however, Landlord shall not voluntarily extend any such lease, or expand the Premises thereunder, by way of an amendment thereto in such a way as to adversely affect Tenant’s rights hereunder without providing Landlord’s First Offer Notice as provided in this Section 2.02.

2.03 Tenant’s Existing Lease and Sublease Obligations.

(a) Upon the Term Commencement Date, that certain Lease dated December 22, 2006 between Landlord and Tenant (the “Level 300 Lease”) pursuant to which Tenant leases from Landlord approximately 3,265 rentable square feet of space on Level 300 of Building C (the “Level 300 Space”) shall terminate with the same force and effect as if the Term Commencement Date hereof were the specified expiration date of the Level 300 Lease and Tenant shall quit and deliver up the Level 300 Space on or before that date pursuant to the requirements of the Level 300 Lease. Tenant shall remain liable for any and all obligations and agreements under the Level 300 Lease accruing on or before the Term Commencement Date as and to the extent provided in the Level 300 Lease, including, without limitation, all rent, additional rent and any other amounts due thereunder, and Tenant’s indemnity obligations accruing under the Level 300 Lease on or before the Term Commencement Date. Tenant shall also remain liable to Landlord pursuant to the terms and conditions of the Level 300 Lease for failing to quit and deliver up the Level 300 Space on the Level 300 Effective Date as required thereunder.

(b) From and after the Term Commencement Date, upon not less than thirty (30) days notice from Tenant to Landlord, Tenant shall have the right to elect that the certain Sublease between Aurigene Discovery Technologies, Inc. (“Aurigene”) and Tenant dated August 3, 2006 (the “Level 100 Sublease”) pursuant to which Tenant subleases from Aurigene approximately 9,356 rentable square feet of space on Level 100 of Building C (the “Level 100 Space”), be, at Landlord’s option, either

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terminated or Tenant’s obligations thereunder shall be assumed by Landlord, such that the Level 100 Sublease shall be terminated (at least as to all of Tenant’s subsequent obligations thereunder) upon the date designated in such notice from Tenant to Landlord, (such designated date being the “Level 100 Effective Date”) with the same force and effect as if the Level 100 Effective Date was the specified expiration date of the Level 100 Sublease and Tenant shall quit and deliver up the Level 100 Space on or before that date pursuant to the requirements of the Level 100 Sublease. Tenant shall remain liable for any and all obligations and agreements under the Level 100 Sublease accruing on or before the Level 100 Effective Date as and to the extent provided in the Level 100 Sublease, including, without limitation, all rent, additional rent and any other amounts due thereunder, and Tenant’s indemnity obligations accruing under the Level 100 Sublease on or before the Level 100 Effective Date, and such liability shall survive the termination of the Level 100 Sublease. Tenant shall also remain liable pursuant to the terms and conditions of the Level 100 Sublease for failing to quit and deliver up the Level 100 Space on the Level 100 Effective Date as required thereunder.

ARTICLE 3: LEASE TERM

3.01 Lease Term. Subject to the terms and conditions of this Lease, the Initial Term of this Lease is set forth in Article 1, unless sooner terminated as provided herein. Landlord and Tenant agree to execute a Term Commencement Date Agreement substantially in the form attached hereto as Exhibit K, or as otherwise reasonably requested by Landlord confirming the actual Term Commencement Date and expiration date of the Term, once same are determined.

3.02 Hold Over. If Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or early termination of the Term pursuant to the terms and provisions hereof without a written agreement therefor executed and delivered by Landlord, then without limiting Landlord’s other rights and remedies the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall pay monthly rent (pro rated for such portion of any partial month as Tenant shall remain in possession) for the first (1st) month of such hold over and at the full monthly rate (with no pro ration) for any portion of any month thereafter, at a rate equal to one and one-half (1  1/2) times the amount payable as Base Rent for the twelve (12) month period immediately preceding such expiration or termination for the first sixty (60) days of such hold over and two (2) times the amount payable as Base Rent for the twelve (12) month period immediately preceding such expiration or termination thereafter, together with all Additional Rent also payable as provided in this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith re-enter and take possession of the Premises or any part thereof without process or by any legal process in force in the state where the Property is located. In any case, Tenant shall be liable to Landlord for all damages resulting from any failure by Tenant to vacate the Premises or any portion thereof within thirty (30) days after the expiration or earlier termination of the Term.

3.03	Right to Extend.

(a) Extension Term. The Term of this Lease of all of the Premises may be extended for each applicable Extension Term by unconditional (except for the Base Rent determination process as provided herein) written notice from Tenant to Landlord at least twelve (12) (but not more than eighteen (18)) months before the end of the Initial Term or first (1st) Extension Term, as the case may

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be, time being of the essence. If Tenant does not timely exercise such option, or if on the date of such notice or at the beginning of the applicable Extension Term an uncured Event of Default by Tenant exists, at Landlord’s option upon written notice to Tenant, Tenant’s right to extend the Term of this Lease shall irrevocably lapse and be void and of no further force and effect, Tenant shall have no further right to extend, and this Lease shall expire at the end of the Initial Term or first (1st) Extension Term, as the case may be. If Tenant fails to timely exercise its rights hereunder, then within seven (7) days of Landlord’s request therefor, Tenant shall execute and deliver to Landlord a certification, in recordable form, confirming the Tenant’s failure to exercise (or waiver of) such right, and Tenant’s failure to so execute and deliver such certification shall (without limiting Landlord’s remedies on account thereof) entitle Landlord to execute and deliver to any third party, and record, an affidavit confirming the failure or waiver, which affidavit, to the extent true, shall be binding on Tenant and may be conclusively relied on by third parties. All references to the Term shall mean the Initial Term as it may be extended by an Extension Term. Each Extension Term shall be on all the same terms and conditions except that the Base Rent for the applicable Extension Term shall be as set forth below.

(b) Extension Term Base Rent. Base Rent for each year of the applicable Extension Term shall be the Market Rent (as defined in Section 3.03(c)). If Tenant gives Landlord timely notice of its exercise of the Extension Term option, then Landlord shall give Tenant written notice of Landlord’s good faith determination of Market Rent for the Premises for the Extension Term within sixty (60) days of its receipt of Tenant’s notice exercising the Extension Term. Within fifteen (15) business days after Tenant receives such notice, Tenant shall notify Landlord of its agreement with or objection to Landlord’s determination of the Market Rent, whereupon in the case of Tenant’s objection, Market Rent shall be determined by arbitration conducted in the manner set forth below. If Tenant does not notify Landlord within such fifteen (15) business day period of Tenant’s agreement with or good faith objection to Landlord’s determination of the Market Rent, then the Market Rent for the applicable Extension Term shall be conclusively deemed to be Landlord’s determination of the Market Rent as set forth in Landlord’s notice to Tenant.

(c) Arbitration of Market Rent. If Tenant timely notifies Landlord of Tenant’s objection to Landlord’s determination of Market Rent under the preceding subsection with respect to the exercised Extension Term, such notice shall also set forth a request for arbitration and Tenant’s appointment of a commercial real estate appraiser (an “Arbitrator”). Within five (5) business days thereafter, Landlord shall by notice to Tenant appoint a second Arbitrator. Each Arbitrator shall determine the Market Rent for the Extension Term being exercised within thirty (30) days after Landlord’s appointment of the second Arbitrator. On or before the expiration of such thirty (30) day period, the two Arbitrators shall confer to compare their respective determinations of the Market Rent. If the difference between the amounts so determined by the two (2) Arbitrators is less than or equal to ten percent (10%) of the lower of said amounts then the final determination of the Market Rent shall be equal to the arithmetical average of said amounts. If such difference between said amounts is greater than ten percent (10%), then the two arbitrators shall within ten (10) business days thereafter appoint a similarly qualified third Arbitrator (“Third Arbitrator”), who shall, after consultation(s) with the other two (2) Arbitrators, determine the Market Rent for the Extension Term within thirty (30) business days after his or her appointment by selecting one or the other of the amounts determined by the other two (2) Arbitrators. Each party shall bear the cost of the Arbitrator selected by such party. The cost for the Third Arbitrator, if any, shall be shared equally by Landlord and Tenant. All Arbitrators appointed hereunder shall be MAI appraisers, so-called, knowledgeable

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in the field of commercial real estate with at least five (5) years’ experience in the market in which the Building is located and shall not have had any significant business relationship with the party appointing such appraiser within the past eighteen (18) months. The foregoing determination shall be conclusive, final and binding on the parties and enforceable in any court having jurisdiction over the parties.

(d) “Market Rent” shall be the fair market rent that willing third parties would pay and receive on an arm’s length basis as the Base Rent to lease similar space in the Building and similar space in similar buildings in the same geographic area, during the exercised Extension Term and under the applicable terms and conditions of this Lease (taking into account all relevant factors including the condition of the Premises and such similar space).

(e) Rent Continuation. For any part of the exercised Extension Term during which the Base Rent is in dispute or has otherwise not finally been determined, Tenant shall make payment on account of Base Rent at the Market Rent estimated by Landlord, and the parties shall adjust for any overpayments or underpayments upon the final determination of Base Rent. The failure by the parties to complete the process contemplated under this Section prior to commencement of the exercised Extension Term shall not affect the continuation of the Term or the parties’ obligation to make any adjustments for any overpayments or underpayments for the Base Rent due for the exercised Extension Term promptly after the determination thereof is made.

3.04 Termination Option. Tenant shall have the one-time option to terminate this Lease effective at any time after the completion of the fifth (5th) full Lease Year, subject to the terms and conditions hereof (the “Termination Option”). Tenant shall exercise the Termination Option, if at all, by giving Landlord not less than twelve (12) months prior written notice (the “Termination Notice”) and such exercise shall be irrevocable. If Tenant exercises the Termination Option as set forth herein, Tenant shall pay Landlord a termination payment in an amount equal to: (i) the sum of $300,000.00 as reduced by $12,500 for each full calendar month following the expiration of the fifth (5th) full Lease Year until the effective date of such termination (e.g., if the termination was effective as of the last day of the fifth (5th) full Lease Year the sum would be $300,000.00 but if effective as of the last day of the sixth (6th) full Lease Year the sum would be $150,000.00), plus (ii) the remaining unamortized amount of the Transactions Costs (as defined below) as of the effective date of such termination (collectively, (i) and (ii), the “Termination Payment”). As used herein, the term “Transaction Costs” shall mean the full amount of the brokerage commission(s) and reasonable attorneys’ fees and costs incurred and/or paid by Landlord in connection with this Lease, along with the full amount of the (x) Tenant Improvement Allowance (as defined below), and (y) the Level 400 Lab Space Allowance (as defined below), as both shall have been amortized as of the effective termination date on a straight line basis over the Initial Lease Term, together with an interest factor equal to ten percent (10%). The Termination Payment shall be paid by Tenant within one hundred eighty (180) days after Tenant’s delivery of the Termination Notice but, at Landlord’s option, in no event shall the Lease terminate unless and until the Termination Payment has been paid and all of Tenant’s payments and other obligations under this Lease through and including the date of such termination have been fully satisfied and performed, including, without limitation, all of Tenant’s yield-up and surrender obligations under the Lease, including, without limitation, Sections 10.07 and 10.08 below, as and to the extent required under this Lease. Upon Tenant’s payment of the Termination Payment and satisfaction of its obligations as required, this Lease shall expire on the date specified in the Termination Notice with the same effect as if such date were the date originally specified herein for the expiration of the Term hereof.

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ARTICLE 4: RENT

4.01 Base Rent. On the Term Commencement Date (or applicable Space Commencement Date, as may be applicable if earlier) and thereafter on the first day of each month during the Term, Tenant shall pay Landlord the monthly installment of Base Rent and the monthly installment of Tenant’s Pro Rata Share of Total Operating Costs and Tenant’s Pro Rata Share of Taxes required by Section 4.02, in each case in advance (as may be applicable to the subject portion of the Premises for which the Space Commencement Date has occurred if earlier). Rent shall be payable at Landlord’s address or otherwise as Landlord may designate in writing from time to time.

4.02	Additional Rent.

(a) General. “Rent” means Base Rent and Additional Rent. Landlord shall reasonably estimate in advance, for each fiscal year during the Term (i) all Taxes under Article 5, (ii) all utility costs (unless separately metered to or separately contracted for by Tenant) under Article 6, (iii) all insurance premiums to be paid by Landlord under Article 7 and (iv) all Operating Expenses under Section 8.01 (individually, all such items in clauses (i) through (iv) being “Operating Costs” and collectively, being “Total Operating Costs”) and Tenant shall pay one-twelfth (1/12th) of Tenant’s Pro Rata Share of such estimated Total Operating Costs monthly in advance together with Base Rent. Landlord may adjust its estimates of Total Operating Costs at any time based upon its experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date after at least thirty (30) days’ prior notice to Tenant. Within one hundred twenty (120) days after the end of each fiscal year of the Property during the Term, Landlord shall endeavor to give to Tenant a reasonably detailed statement of the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year and Tenant’s Pro Rata Share of such expenses. Within the next thirty (30) days, Tenant shall pay Landlord any underpayment, or Landlord shall credit (or refund the difference if the Lease Term has ended and Tenant has no further obligation to Landlord) Tenant with any overpayment, of Tenant’s Pro Rata Share of such Total Operating Costs. If the Term expires or the Lease is terminated as of a date other than the last day of a fiscal year, Tenant’s payment of Additional Rent pursuant to this Section for such partial fiscal year shall be based on Landlord’s best estimate of the items otherwise includable in Total Operating Costs and shall be made on or before the later of (x) ten (10) days after Landlord delivers such estimate to Tenant or (y) the last day of the Term, with an appropriate payment or refund to be made upon Tenant’s receipt of Landlord’s statement of Total Operating Costs for such fiscal year. This Section shall survive the expiration or earlier termination of the Term.

(b) Allocation of Certain Operating Costs: Gross Up. If at any time during any fiscal year during the Term Landlord provides services only with respect to particular portions of the Building that include the Premises or incurs other Operating Costs (chargeable to Tenant hereunder) allocable to particular portions of the Building that include the Premises, then such Operating Costs shall be fairly allocated and charged entirely to those tenants, including Tenant, if applicable, of such portions, notwithstanding the provisions hereof referring to Tenant’s Pro Rata Share. If, during any fiscal year for which Landlord’s Operating Costs are being computed, less than ninety-five percent

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(95%) of the Building is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder, Operating Costs shall be reasonably estimated and extrapolated by Landlord to determine the Operating Costs that would have been incurred if the Building were ninety-five percent (95%) occupied for such year and/or such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be the Operating Costs for such period. Landlord shall make a reasonable allocation of any Operating Costs incurred jointly for the Property and any other property.

(c) This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, etc., certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses. If Landlord pays any of these amounts in accordance with this Lease, and Landlord has given Tenant notice of such payment (and provided Landlord did not first receive notice that Tenant had previously paid such amount), Tenant shall reimburse such costs in full with the next monthly Rent payment. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due on or before the date for the next monthly Rent payment that occurs at least twenty (20) days after billing therefor by Landlord.

4.03 Late Charge. Tenant acknowledges that if it pays Rent late, Landlord shall incur unanticipated costs, which shall be extremely difficult to ascertain exactly. Such costs include processing and accounting charges, and late charges that may be imposed on Landlord by any mortgage on the Property. Accordingly, if Landlord does not receive any Rent payment within five (5) business days following its due date, Tenant shall pay Landlord a late charge equal to five percent (5%) of the overdue amount; provided such late charge shall be waived in the first (1st) such instance in any twelve (12) month period so long as the late Rent payment is paid within five (5) business days of Landlord’s notice to Tenant of such late payment. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s payment default. Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.

4.04 Interest. Any late Rent not paid within five (5) days following its due date shall bear interest from the date it was due until paid at the rate equal to the Prime Rate plus three percent (3%) per annum except to the extent such interest would cause the total interest to be in excess of that legally permitted. The “Prime Rate” shall mean the prime lending rate per annum published in the Wall Street Journal from time to time. Payment of interest shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.

4.05 Method of Payment. Tenant shall pay the Base Rent to Landlord in advance in equal monthly installments by the first of each calendar month during the Term. Tenant shall make a pro rata payment of Base Rent and Additional Rent for any period of less than a month at the beginning or end of the Term. All payments of Base Rent, Additional Rent and other sums due shall be paid in current U.S. exchange by check drawn on a clearinghouse bank at the Original Address of Landlord or such other place as Landlord may from time to time direct (or if requested by Landlord in the case of Base Rent, by electronic fund transfer), without demand, set-off or other deduction, except as otherwise expressly set forth in this Lease. Without limiting the foregoing, except as expressly provided in this Lease, Tenant’s obligation to pay Rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as expressly provided herein, any casualty or taking, or any failure by Landlord to perform or other occurrence.

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4.06 Tenant’s Pro Rata Share.

(a) For the purposes of this Lease, Tenant’s Pro Rata Share of Taxes is equal to the product obtained by multiplying the Taxes (as defined in Section 5.02) by Tenant’s Pro Rata Share, as the same may be adjusted as provided herein.

(b) Tenant’s Pro Rata Share of Operating Expenses (as defined in Section 8.01), utilities and insurance is equal to the product obtained by multiplying the aggregate amount of same by Tenant’s Pro Rata Share, as the same may be adjusted as provided herein.

(c) Notwithstanding the foregoing, Tenant’s share of (i) those Operating Expenses relating to the repair and maintenance of the base Building heat and air conditioning (HVAC) equipment and appurtenances, (ii) gas service provided by Landlord, is equal to the product obtained by multiplying the costs relating to (i) and (ii) above, in each instance, by Tenant’s Level 400 Reduced Pro Rata Share, as the same may be adjusted as provided herein, in order to fairly and equitably approximate such costs to reflect that: the entire Premises is separately metered for electric service for lights and plugs therein; it is intended that the Level 400 Space shall be separately metered (by way of separate meter(s), check meter(s) or flow meter(s)) as to essentially all other Utility Services (as defined below), including being exclusively served by Tenant’s Supplemental HVAC (as defined below) which shall be separately metered and maintained and repaired by Tenant, and as to the usage of the base Building hot water loop system, chiller and radiant curtain heating (with such base Building systems shall be repaired and maintained by Landlord); but portions of the Premises, primarily the Level 500 Space, are served, without separate metering, by other common base Building utilities and services including but not limited to the base Building hot water loop system, chiller, radiant curtain heating, water service and other base Building systems.

(d) Tenant’s Pro Rata Share shall be the percentage set forth in Article 1, which percentage has been determined by dividing the total number of rentable square feet in the Premises by the total number of rentable square feet in the Building, and multiplying the resulting quotient by one hundred (100). Tenant’s Level 400 Reduced Pro Rata Share shall be the percentage set forth in Article 1, which percentage has been determined by dividing the number of rentable square feet in the Premises less the Level 400 Space by the number of rentable square feet in the Building less the Level 400 Space, and multiplying the resulting quotient by one hundred (100). Tenant’s Pro Rata Share and Tenant’s Level 400 Reduced Pro Rata Share may be adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Level 400 Lab Space, the Premises and/or the Building, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Premises, the Building, the Property or otherwise. Without limiting the generality of the foregoing, Landlord may equitably adjust Tenant’s Pro Rata Share or Tenant’s Level 400 Reduced Pro Rata Share based upon Tenant’s use of the Utility Services as reasonably estimated and equitably determined by Landlord based upon factors such as the intensity of use of such Utility Services by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use thereof. Landlord’s adjustment shall be based upon an independent utility survey providing evidence of Landlord’s assertion. If Tenant disputes any such estimate or determination of Utility Services, then Tenant shall notify Landlord of same in writing within forty-five

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(45) days of written notice of Landlord’s adjustment and Tenant shall thereafter promptly hire an independent utility engineering consultant who shall promptly conduct a survey of Tenant’s use of the Utility Service(s) at issue to determine the consumption thereof. If Landlord and Tenant cannot agree as to Tenant’s consumption within forty-five (45) days of Tenant’s consultant’s findings either Landlord or Tenant may request another independent utility engineering consultant conduct a survey whose decision shall be final and binding on Landlord and Tenant, and whose cost shall be shared equally. Upon the issue being finally resolved, any overpayment or underpayment shall be promptly refunded. In addition, with the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant may cause the Premises (Utility Service(s) at issue) to be separately metered at Tenant’s sole expense.

(e) As of the date hereof, the rentable floor area of the Premises is as set forth in Article 1 and the Building is conclusively deemed to be 173,956 rentable square feet. The number of rentable square feet included within the Building and Premises has been calculated substantially in accordance with the methods of measuring rentable square feet, as that method is described in the American National Institute Publication ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association.

ARTICLE 5: TAXES

5.01 Taxes. Tenant covenants and agrees to pay to Landlord as Additional Rent Tenant’s Pro Rata Share of the Taxes for each fiscal tax period, or ratable portion thereof, included in the Lease Term. If Landlord receives a refund of any such Taxes, Landlord shall pay Tenant Tenant’s Pro Rata Share of the refund after deducting Landlord’s costs and expenses incurred in obtaining the refund (unless such costs and expenses have previously been included in Taxes). Tenant shall make estimated payments on account of Taxes in monthly installments on the first day of each month, in amounts reasonably estimated from time to time by Landlord pursuant to Section 4.02(a).

5.02 Definition of “Taxes.” “Taxes” means all taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building or the Property (including any so-called mandatory impact or betterment payments), and all penalties and interest thereon (if due to Tenant’s failure to make timely payments), assessed or imposed against the Building or the Property of which the Premises are a part (including, without limitation, any personal property taxes levied on such property or on fixtures or equipment used in connection therewith), but excluding income, franchise, gift, transfer, excise, capital stock, estate, succession, inheritance and excess profits taxes. Taxes also excludes penalties or interest for late payment of Taxes (unless due to Tenant’s failure to make timely payments under this Lease). If during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on the Building or Property or on Landlord any kind or nature of federal, state, county, municipal or other governmental tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Date of Lease) measured by or based in whole or in part upon Building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes. Taxes shall also include expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to

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obtain abatements or reductions or to assure maintenance of Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

5.03 Personal Property Taxes. Tenant shall pay directly all taxes charged against Tenant Property (as defined in Section 10.07). Tenant shall use its best efforts to have Tenant Property taxed separately from the Property. Landlord shall notify Tenant if any of Tenant Property is taxed to Landlord as part of the Property, and Tenant shall pay such taxes to Landlord within fifteen (15) days of such notice.

ARTICLE 6: UTILITIES AND LANDLORD SERVICES

6.01 Utility Services. Tenant shall pay all charges and deposits for gas, water, sewer, electricity, and other energy, utilities and services used or consumed on the Premises (“Utility Services”) during the Term which now or hereafter separately serve the Premises (including Tenant’s Supplemental HVAC [as defined below]), or are not expressly to be provided by Landlord elsewhere hereunder. If any such Utility Services are not separately metered or billed (as provided below), Tenant shall pay the cost of the same as part of Tenant’s Pro Rata Share or Tenant’s Level 400 Reduced Pro Rata Share, as the case may be, of Operating Expenses payable hereunder. It is understood and agreed that except as may be expressly provided hereunder, Landlord shall be under no obligation whatsoever to furnish any such services to the Premises, and shall not be liable for (nor suffer any reduction in any rent on account of) any interruption or failure in the supply of the same except as expressly provided in Section 6.02(c) below. Prior to the Term Commencement Date, Landlord shall install one (1) or more separate submeter(s), checkmeter(s) or flow meter(s), to measure Tenant’s actual consumption of electricity and gas at or for the Premises (and Tenant’s Supplemental HVAC), and for the base Building hot water loop system, chiller and radiant curtain heating flows serving the Level 400 Space, and Tenant will reimburse Landlord for the cost of such services as measured thereby, or at Landlord’s option, Landlord will require Tenant to contract with the company supplying electricity and/or gas service for the purchase and obtaining by Tenant of electricity and/or gas service directly from such company or companies to be billed directly to, and paid for by, Tenant. To the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contract for or purchase one or more Utility Services from any company or third-party providing Utility Services (“Utility Service Provider”). Tenant agrees reasonably to cooperate with Landlord and the Utility Service Providers and at all times as reasonably necessary, and on reasonable advance notice, shall allow Landlord and the Utility Service Providers reasonable access to any utility lines, equipment, feeders, risers, fixtures, wiring and any other such machinery or personal property within the Premises and associated with the delivery of Utility Services to the Premises. If the Premises are not separately metered as to any Utility Services, Landlord reserves the right, at any time during the Term, to install a monitor or check meter to measure Tenant’s consumption of any such Utility Services, in which event Landlord shall calculate the applicable Utility Services based on Tenant’s actual usage thereof, rather than as otherwise provided herein.

6.02	Landlord Services.

(a) Landlord agrees to furnish reasonable heat and air conditioning (HVAC) to the Level 500 Space using base Building HVAC equipment (Tenant acknowledging that the Level 400 Space is provided HVAC service exclusively by Tenant’s Supplemental HVAC and the separately metered Utility Services serving same) and to common hallways and lavatories, if any, during normal business

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hours on regular business days during the heating or air conditioning season, as applicable, to provide the electric lines, feeders, risers, junction boxes, wiring, and other electrical equipment, machinery and facilities now or hereafter located within the Building for the purpose of providing electrical service to the Premises or the Building twenty-four (24) hours a day, to light common passageways twenty-four (24) hours a day, to provide hot water to common lavatories, and to clean common areas, common area glass, common lavatories and glass main entry doorways to the Premises Mondays through Fridays, in substantially the same fashion as is typical for comparable first class life science buildings in the Lexington, Waltham, Burlington and Bedford, Massachusetts area, subject to interruption due to accident, to the making of repairs, alterations or improvements, to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for such Building, governmental restraints, or to any cause beyond the Landlord’s control. In no event shall Landlord be liable for any interruption or delay in any of the above services for any of such causes. For the purposes of this clause, normal business hours shall be between the hours of 8:00 am. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturday (holidays excepted). If Tenant requests Landlord to provide additional heat or air conditioning outside of such hours, Tenant shall pay therefor (within thirty (30) days after billing) at standard and reasonable rates established by Landlord from time to time to approximate that actual cost therefor.

(b) Tenant shall have the right as part of the Initial Tenant Improvements (as defined below) to install supplemental HVAC equipment exclusively serving the Premises (“Tenant’s Supplemental HVAC”) subject to the terms and conditions of this Lease, including, but not limited to, Section 10.06 and Exhibits C and E. Tenant’s Supplemental HVAC shall be installed at a location or locations shown on Exhibit O attached hereto. Prior to installing, removing or replacing Tenant’s Supplemental HVAC, Tenant shall submit to Landlord plans and specifications for the installation thereof, prepared by a licensed engineer reasonably satisfactory to Landlord (the “Plans”). The Plans shall be reasonably satisfactory to Landlord, and shall show the location of the installations of Tenant’s Supplemental HVAC and all related components, the location and type of all piping, conduit, wiring and ducting, the manner in which same will be placed on and fastened on or about the Building, number, type, size and sealing of any roof penetrations, and any other information requested by Landlord, in Landlord’s good faith discretion. Landlord shall have the right to reasonably require that the Tenant’s Supplemental HVAC not be visible from any location on the ground and/or that the all such equipment be screened in a manner reasonably satisfactory to Landlord. Landlord shall have the right to employ an engineer or other consultant to review the Plans and the reasonable, actual cost of such engineer or consultant shall be paid by Tenant to Landlord within thirty (30) days after request therefor. After Landlord has approved the Plans and prior to installing the Tenant’s Supplemental HVAC and any related wiring, conduit, piping, ducting, control equipment, cabling, etc., Tenant shall obtain and provide to Landlord: (a) all required governmental and quasi-governmental permits, licenses, special zoning variances and authorizations, as required by applicable Legal Requirements (as defined below), all of which Tenant shall obtain at its own cost and expense; and (b) a policy or certificate of insurance evidencing the insurance coverage required by Landlord pursuant to this Lease. Any alteration or modification of Tenant’s Supplemental HVAC or any associated piping, conduit, wiring, or cabling after the Plans have been approved shall require Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the foregoing, Tenant shall be entitled to a proportionate and equitable abatement of Rent in the event of a Landlord Service Interruption (as defined below). For the purposes hereof, a “Landlord Service Interruption” shall occur in the event (i) the Premises shall lack any service

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which Landlord is required to provide under this Section thereby rendering the Premises (or the entire Level 500 Space or the entire Level 400 Space) untenantable (or the actions of Landlord or any of its agents, contractors or employees render the same untenantable) for the entirety of the Landlord Service Interruption Cure Period (as defined below), (ii) such lack of service was not caused by Tenant, its employees, contractors, invitees or agents; (iii) Tenant in fact ceases to use the entire Premises (or the entire Level 500 Space or the entire Level 400 Space, as applicable) for the entirety of the Landlord Service Interruption Cure Period; and (iii) such lack of service was the result of causes, events or circumstances within the Landlord’s reasonable control and the cure of such interruption is within Landlord’s reasonable control. For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as seven (7) consecutive business days after Landlord’s receipt of written notice from Tenant of the Landlord Service Interruption.

6.03 Excess Usage by Tenant. Tenant shall not introduce to the Premises personnel, fixtures or equipment which (individually or in the aggregate) materially exceed those used by the average Building tenant or overload the capacity of the electrical, heating, ventilating and air conditioning, mechanical, plumbing or other utility systems serving the Premises or generate materially above average heat, noise or vibration at the Premises. If Tenant uses the Premises or installs fixtures or equipment in such a manner as would so overload said systems, as reasonably determined by Landlord, then, in addition to any other remedies Landlord may have, Tenant shall pay, as additional rent, within ten (10) days of billing therefor, the reasonable and actual cost of providing and installing any additional equipment, facilities or services that may be required as a result thereof, and for any repairs or damage resulting therefrom.

ARTICLE 7: INSURANCE

7.01 Coverages. Tenant shall, at its own expense, maintain and keep in force throughout the term of this Lease and/or alteration or construction period and for such longer period, if any, Tenant remains in occupancy of the Premises, the following insurance coverages:

(a) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for renovation projects, including, without limitation, coverage for fire; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all Tenant Property located on or in the Premises; business interruption; and extra expense. Such insurance shall be in an amount equal to the full insurable value, with commercially reasonable deductibles (as provided below) of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” Form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for plate glass, where required by written contract.

(b) Liability Insurance. Commercial General Liability insurance against any and all claims for personal injury, death or property damage occurring in, or about the Premises and arising out of Tenant’s operations in the Premises, or Tenant’s agents’, invitees’, sublessees’ use or occupancy of the Premises. Such insurance shall have a limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit. Such insurance shall contain an extended (broad form) liability endorsement, including contractual liability coverage (including this Lease, and Tenant’s indemnity obligations hereunder). Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and

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Landlord’s insurance (if any) shall be in excess thereto. Tenant’s commercial general liability insurance policy shall include Landlord, Landlord’s Management Agent, Landlord’s mortgagees and Landlord’s designees as additional insureds, and shall provide that such parties may, although additional insureds, recover for any loss suffered by Tenant’s negligence.

(c) Umbrella / Excess Liability Insurance. The foregoing liability limits shall be adequate as long as Tenant maintains an umbrella policy limit of not less than Three Million Dollars ($3,000,000) per occurrence. Should Tenant not maintain an umbrella policy with such limits, then the limits of the underlying Commercial General Liability policy shall be increased to Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) aggregate.

(d) Other. Such other insurance as Landlord may reasonably require, from time to time, provided that such amounts or coverages are reasonably comparable to amounts or coverages required by landlords and carried by tenants of comparable first class life science buildings in the Lexington, Waltham, Burlington and Bedford, Massachusetts area and as may be required by law, including, without limitation (i) workers’ compensation insurance with a limit of liability as required by law to be maintained; and (ii) employer’s liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000).

(e) Form of the Policies. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

(f) Failure by Tenant to Obtain Insurance. If Tenant does not procure the insurance required pursuant to this Section, or keep the same in full force and effect, Landlord may, but shall not be obligated to, take out the necessary insurance and pay the premium therefor after notice thereof to Tenant, and Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant, as additional rent, any and all reasonable out of pocket expenses (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure by Tenant to obtain and maintain such insurance, it being expressly declared that the expenses and damages of Landlord shall not be limited to the amount of the premiums thereon.

(g) Contractor Insurance. Tenant shall cause all contractors and subcontractors to maintain during any period of Tenant Work (including the Initial Tenant Improvements) the insurance described on Exhibit D attached hereto.

(h) Deductibles. Tenant’s insurance policies may include only commercially reasonable deductibles; provided, that if any of the above insurances have deductibles or self insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount if and to the extent Tenant would otherwise be liable for the subject loss.

(i) General Requirements. All of the insurance policies required in this Section (“Insurance Requirements”) shall be written by insurance companies which are licensed to do business in the state where the Property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least “A” and a financial size category of not less than “VII”. The liability policy(ies) shall name, as additional insureds, Landlord, Landlord’s Management Agent, Landlord’s mortgagees and

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Landlord’s designees, and provide thirty (30) days notice of cancellation, non-renewal, or material change in the terms and conditions of coverage. Tenant shall provide Landlord with certificates of insurance upon request, prior to move-in date, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

7.02 Avoid Action Increasing Rates. Tenant shall comply with Sections 9.01, 9.02, 9.03 and 9.04 and in addition shall not, directly or indirectly, use the Premises in any way that is prohibited by law or dangerous to people or property or that may jeopardize or increase the cost of any insurance coverage or require additional insurance. Tenant shall pay the cost of any increased or additional insurance. Tenant shall reimburse Landlord for all of Landlord’s costs incurred in providing any insurance that is attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom, including, without limitation, any risks or hazards associated with the generation, storage and disposal of Environmental Substances.

7.03 Waiver of Subrogation. Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Property or any part of it, or to any of its contents, which loss or damage is covered by valid and collectible property insurance. Landlord waives any and every such claim against Tenant that would typically be covered by the standard ISO “All-Risk” or “Special” Form property insurance policy. Tenant waives any and every such claim against Landlord that would typically be covered by the standard ISO “All-Risk” or “Special” Form property insurance policy. This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver.

7.04 Landlord’s Insurance. Landlord shall purchase and maintain during the Term with insurance companies qualified to do business in the state where the Property is located insurance that shall include the following: (i) commercial general liability insurance for incidents occurring in the common areas, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability for bodily injury and property damage per occurrence, together with such other coverages and risks and in such amounts as Landlord shall reasonably decide or a mortgagee may require; (ii) property insurance covering property damage to the Building, including the Initial Tenant Improvements and any other Tenant Work (in the nature of leasehold improvements to which Landlord has consented or was notified, as required herein), and loss of rental income, for full replacement cost value of the Building with commercially reasonable deductibles as Landlord may elect in its reasonable discretion and with co-insurance waived by inclusion of an agreed amount endorsement; and (iii) such other coverage(s) and in such amounts as may be required by Landlord’s mortgagee or otherwise be deemed commercially reasonable by Landlord. As set forth in Section 4.02, the cost thereof shall be borne by Tenant and other tenants.

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ARTICLE 8: OPERATING EXPENSES

8.01 Operating Expenses.

(a) “Operating Expenses” shall mean all costs and expenses incurred by, or fairly attributable to Landlord in connection with the ownership, operation, management, maintenance and repair of the Building and Property and of all base Building heating, ventilating, air conditioning (excluding Tenant’s Supplemental HVAC), plumbing, electrical, utility, elevator, safety and other systems of the Building. “Common Elements” shall mean all areas in the Building available for the common use of tenants of the Building and not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, the common cafe and common parking areas, driveways, sidewalks, access roads, plazas, landscaping and planted areas located in the Building or on the Property. Operating Expenses include, without limitation, the costs and expenses incurred in connection with the following: compliance with Landlord’s obligations under Section 10.03; planting and landscaping; snow plowing and removal; utility, water and sewage services; maintenance of signs; supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons at or below the level of General Manager (or such other appropriate title(s)) engaged in the management, operation, maintenance, security, cleaning and repair of the Property and Common Elements, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; services generally furnished to tenants of the Building; maintenance, repair and replacement (as and to the extent limited by Subsection (b) below) of Building and Common Elements equipment and components; utilities consumed and expenses incurred in the operation, maintenance and repair of the Property and Common Elements; costs incurred under any reciprocal easement agreements benefiting the Property; costs incurred by Landlord to comply with the terms and conditions of any governmental approvals affecting operations of the Property; the amortized portion, properly attributable to the year in question, of the cost, with interest thereon at a rate reasonably determined by Landlord, of any capital repairs, improvements or replacements made to the Property, by Landlord (as and to the extent limited by Subsection (b) below); premiums for workers’ compensation insurance and property, liability and other insurance required or permitted to be maintained by Landlord hereunder; personal property taxes; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Property and Common Elements; fees for required licenses and permits; routine maintenance and repair of parking areas (including sweeping, striping, repairing, resurfacing, patching, but not repaving) (as and to the extent limited by Subsection (b) below); refuse removal; security; and management fees (reasonably consistent with fees charged by third-party property managers providing reasonably comparable services in the metropolitan Boston market for reasonably comparable projects; Tenant acknowledging that a management fee of 4.5% of gross rents on the Building for management by an affiliate of Landlord complies with the foregoing. Operating Expenses shall also include the Building’s share (as reasonably determined and allocated by Landlord) of: (i) the costs incurred by Landlord in operating, maintaining, repairing, insuring and paying real estate taxes upon any common facilities of the office park or development (including, without limitation, the common facilities from time to time serving the Building in common with other buildings or parcels of land) of which the Property may be a part, from time to time, such as any so-called “loop” access roads, retention ponds, sewer and other utility lines, amenities and the like; (ii) shuttle bus service (if and so long as Landlord shall provide the same); (iii) the actual or imputed cost of the space occupied by on-the-grounds building attendant(s) and related personnel and the cost of management and or service personnel whose duties are not limited solely to the Building, as fairly allocable to the Building by Landlord; and (iv) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among park or development property owners to the extent such costs would be fairly considered Operating Expenses hereunder if incurred solely for the

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benefit of the Property. Landlord may use third parties or affiliates to perform any of the foregoing services, and the cost thereof shall be included in Operating Expenses. Costs referred to in this Section shall be ascertained in accordance with generally accepted accounting principles and allocated to appropriate fiscal periods on the accrual method of accounting.

(b) Operating Expenses shall not include: (1) the cost of casualty repairs to the extent covered by insurance (except for reasonable deductibles paid by Landlord under insurance policies maintained by Landlord); (2) costs associated with the operation of the business of Landlord and/or the sale and/or financing of the Building, as distinguished from the cost of Building operations, management, maintenance and repair; (3) costs of disputes between Landlord and its employees, tenants or contractors; (4) cost of alterations, capital improvements, equipment replacement and other items which under generally accepted accounting principles are properly classified as capital expenditures except for capital expenditures (i) that are reasonably anticipated to result in a reduction in (or minimize increases in) Operating Expenses, (ii) that are required to comply with future mandatory conservation programs, or (iii) that are required under any governmental law or regulation enacted after or coming into general applicability after the date of this Lease (except as set forth in Subsection (10) below), in each instance amortized over the reasonable anticipated useful life of such expenditure in accordance with generally accepted accounting principles, consistently applied (except that such amortization for expenditures under (i) above shall be limited to the reasonably anticipated savings in Operating Expenses in each year); (5) expenses for any item or service not provided to Tenant but to certain other specific tenant(s) in the Building, or which tenant(s) pay(s) directly to a third party or separately pay(s) to Landlord; (6) expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants; (7) expenses incurred by Landlord to lease space to new tenants or to retain existing tenants including leasing commissions, advertising and promotional expenditures, and prepare, renovate, repaint, redecorate or perform any other work in any space leased to an existing or prospective tenant or other occupant of the Building; (8) penalties, fines and other costs incurred due to violation by the Landlord of any lease or any laws, rules, regulations or ordinances applicable to the Building or attributable to Landlord’s gross negligence or willful misconduct, and any interest or penalties due for late payment by Landlord of any of the Operating Expenses; (9) depreciation and amortization, except on equipment, materials, tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (10) costs or expenses incurred by Landlord in connection with remedying the violation or lack of compliance with any Legal Requirements relating to the Building or the Property in force or applicable as of the date of this Lease including without limitation the Americans With Disabilities Act and any Environmental Laws (as defined below); (11) any payments under any ground or underlying lease or other easement, license, operating agreement, declaration, restrictive covenant or other instrument applicable to the Property, except to the extent the same would constitute Operating Expenses hereunder if paid directly by Landlord; (12) bad debt expenses and principal, points and fees on debts or amortization or interest on any mortgage or other debt instrument; (13) expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged directly; (14) judgments against Landlord or the Building and costs relating to (a) disputes with third parties including Tenant, tenants, prospective tenants or other occupants of the Building, (b) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the

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Building or the Building or (c) negotiations of leases, contracts of sale or mortgages; (15) costs that are reimbursed under any service contract, warranty, out of insurance or condemnation proceeds or by Tenant or other tenants (other than pursuant to an expense escalation or payment clause) or any third party; (16) appraisal, marketing, advertising and promotional expenses; (17) costs incurred in connection with the survey, testing, removal, encapsulation, remediation or other treatment of asbestos or any other Hazardous Substances at the Building or elsewhere; (18) electricity to any leaseable area of the Building (as opposed to common areas); (19) the cost of any “tap fees” or one time lump sum sewer or water connection fees for the Building; (20) Landlord’s general corporate overhead and general and administrative expenses (not fairly allocable to the operation or management of the Property); (19) legal fees and accounting costs (not fairly allocable to the operation or management of the Property); (20) acquisition costs for sculpture, paintings and other art objects costing in excess of comparable amounts spent for such items in office buildings of comparable quality in the competitive area of the Building not owned by Landlord or its affiliates; (21) costs, salary and other compensation paid for any employee of Landlord who is not assigned on a full-time basis to the operation, management, maintenance or repair of the Building, except to the extent an allocation is made on a reasonable and consistent basis that fairly reflects the proportion of such employee’s employment time that is attributable to the Building; and (22) increased insurance premiums caused by Landlord or any other tenant bringing any Hazardous Substances (other than normal office, laboratory and Building operation materials) to the Building.

(c) Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses in accordance with Section 4.02.

(d) Operating Expenses must be directly attributable to the operation, maintenance, management and repair of the Building and Property as determined under generally accepted accounting principles consistently applied. Landlord shall not collect in excess of one hundred percent (100%) of Operating Expenses or any item of cost more than once. The Operating Expenses shall be fairly and accurately calculated by Landlord.

(e) Landlord shall permit Tenant, at Tenant’s expense and during normal business hours, but only one time with respect to any fiscal year, to review Landlord’s invoices and statements relating to the Operating Expenses for the applicable fiscal year for the purpose of verifying the Operating Expenses and Tenant’s share thereof; provided that notice of Tenant’s desire to so review is given to Landlord not later than sixty (60) days after Tenant receives an annual statement from Landlord, and provided that such review is thereafter commenced and prosecuted by Tenant with due diligence. Any Operating Expenses statement or accounting by Landlord shall be binding and conclusive upon Tenant unless (i) Tenant duly requests such review within such sixty (60)-day period, and (ii) within three (3) months after such review request, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect. Tenant shall have no right to conduct a review or to give Landlord notice that it desires to conduct a review at any time there is an uncured Event of Default under the Lease. The accountant conducting the review shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct a review, and no assignee shall conduct a review for any period during which such assignee was not in possession of the Premises. Tenant agrees that the results of any Operating Expense review shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity except as may be reasonably required to enable Tenant to

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recover any overcharges discovered by Tenant. If, absent a good faith dispute between the parties, such review shall conclusively determine that Landlord’s determination of Operating Expenses was (x) overstated, or (y) understated, then in the case of (x) Landlord shall credit the difference against monthly installments of Rent next thereafter coming due (or refund the difference if the Lease Term has ended and Tenant has no further obligation to Landlord), or in the case of (y) Tenant shall pay to Landlord the amount of such excess. In the event of any such overstatement (or understatement) Tenant (and Landlord) shall have the right if exercised within fifteen (15) days of notice of such overstatement or understatement to review the prior two (2) years for any such category containing such overstatement or understatement for re-calculation of same in accordance with the terms hereof. The cost of each such review shall be borne by Tenant unless two (2) such reviews for consecutive Operating Years conclusively determine that Landlord’s determination of Operating Expenses were overstated for each such Operating Year by more than five percent (5%) in the aggregate (for each Operating Year) in which event the reasonable cost for such reviews shall be borne by Landlord. Tenant shall provide Landlord with a true and complete copy of any written report, conclusion or statement prepared by the accountant conducting the review.

ARTICLE 9: USE OF PREMISES

9.01 Permitted Uses. Tenant may use the Premises only for the Permitted Uses described in Article 1, and for no other purpose(s). Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements for its particular and specific manner of use(s).

9.02 Indemnification. To the maximum extent this agreement may be made effective according to law, Tenant is responsible for the Premises and any Tenant’s improvements, equipment, facilities and installations, wherever located on the Property and all liabilities, including, without limitation, tort liabilities, incident thereto. To the maximum extent this agreement may be made effective according to law, Tenant shall indemnify, save harmless and defend Landlord and Landlord’s members, managers, officers, mortgagees, agents, employees, independent contractors, invitees, Landlord’s Managing Agent and other persons acting under them (collectively, “Indemnitees”) from and against all liability, claim, damage or cost (including reasonable attorneys’ fees) arising in whole or in part out of (i) any act, omission or negligence of Tenant, or Tenant’s contractors, licensees, invitees, agents, servants, employees, successors or assigns (“Tenant’s Agents”); or (ii) any accident, injury, damage or loss whatsoever caused to any person or property during the Term, and thereafter, so long as Tenant is in occupancy of any part of the Premises, and occurring in the Premises, or arising out of the use and occupancy of the Premises by Tenant and Tenant’s Agents; or (iii) any accident, injury, damage or loss occurring outside of the Premises, where such accident, injury, damage or loss results or is claimed to have resulted from the act, omission or negligence of Tenant or Tenant’s Agents, in each case paying any cost to Landlord on demand as Additional Rent. Notwithstanding the foregoing, in no event shall Tenant have any liability to indemnify Landlord or any of the Indemnitees under this Section 9.02 for any liability, claim, damage or cost to the extent caused in whole or in part by the negligence, willful misconduct or breach of this Lease on the part of Landlord or any of the Indemnitees, but the foregoing shall not be deemed to be a release of Tenant with respect to any liability of Tenant to any third party independent of this Section 9.02. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

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9.03 Compliance With Legal Requirements. Tenant shall not cause or permit the Premises, nor cause the Property or the Building, to be used in any way that violates any law, code, ordinance, restrictive covenant, encumbrance, governmental regulation, order, permit, approval, variance, covenants or restrictions which are of record as of the date hereof, or any provision of the Lease (each a “Legal Requirement”), materially annoys or interferes with the rights of tenants of the Building, or constitutes a nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals and shall promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s particular use of the Premises, the Property or the Building, as opposed to general office uses or the common areas for which Landlord shall be responsible, subject to reimbursement through Operating Expenses as and to the extent provided in this Lease. Notwithstanding anything to the contrary contained herein, but subject to reimbursement through Operating Expenses as and to the extent provided in this Lease, Tenant shall not be responsible for ensuring the Premises complies with law when (a) such Legal Requirements are imposed on a Building-wide basis and do not relate to Tenant’s particular manner of use of the Premises, the Property or the Building, (b) a notice of violation or order was issued prior to the date Tenant is given possession of the Premises, and (c) such Legal Requirements require investigating, certifying, monitoring, encapsulating, removing or in any way dealing with asbestos or Environmental Substances (as hereinafter defined) unless such asbestos or Environmental Substances were introduced by Tenant. Tenant shall maintain in full force and effect all certifications or permissions to provide its services required by any authority having jurisdiction to authorize, franchise or regulate such services. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities in the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any notices in the nature of warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, providing such security, potentially including bond(s), as may be reasonably required by Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses to the extent arising as a result of such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity.

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9.04 Environmental Substances. “Environmental Law(s)” means all statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders of federal, state and local public authorities pertaining to any of the Environmental Substances or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any hazardous, biological, chemical, radioactive or toxic substances, wastes or materials, any pollutants or contaminants that are included under or regulated by any municipal, county, state or federal statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations or orders, including, without limitation, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L., Chapter 21E, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Environmental Substances, including, but not limited to, those relating to lead paint, radon gas, asbestos, storage and disposal of oil, biological, chemical, radioactive and hazardous wastes, substances and materials, and underground and above ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

“Environmental Substances” means, but shall not be limited to, any hazardous substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, or that would trigger any employee or community “right-to-know” requirements adopted by any federal, state or local governing or regulatory body, or for which any such body has adopted any requirements for the preparation or distribution of a materials safety data sheet (“MSDS”), including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials that are mentioned under or regulated by any Environmental Law; and the regulations adopted under these acts, and including any other products or materials subsequently found by an authority of competent jurisdiction to have adverse effects on the environment or the health and safety of persons.

Tenant shall neither cause or permit any Environmental Substances to be generated, produced, brought upon, used, stored, treated or disposed of in or about or on the Building by Tenant, nor permit or suffer persons acting under Tenant, to do the same, whether with or without negligence, without (i) first (or contemporaneously) providing Landlord with the MSDS for such Environmental Substances, and (ii) complying with all applicable Environmental Laws and Legal Requirements pertaining to the transportation, storage, use or disposal of such Environmental Substances, including obtaining and

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maintaining, and promptly providing Landlord with copies of, proper permits and approvals and filings therefor. Landlord consents to the installation of an exterior free standing facility for the storage of Environmental Substances to be constructed, used, operated, maintained, secured and removed, at Tenant’s sole risk, cost and expense, at a mutually satisfactory location; Tenant acknowledging and agreeing that the construction, maintenance, use, operation and security of such facility shall be in full compliance with the terms and conditions of all applicable Legal Requirements and this Lease including but not limited to this Section 9.04 and Section 10.6. From time to time at Landlord’s request, Tenant shall execute affidavits, representations and the like based on Tenant’s best knowledge and belief, after due inquiry, regarding the presence or absence of Environmental Substances in, on or about the Premises, the Property or the Building as a result of the activities of Tenant or Tenant’s Agents. Tenant agrees to pay the cost of any environmental inspection or assessment requested by any lender that holds a security interest in the Property or this Lease, or by any insurance carrier, to the extent that such inspection or assessment is reasonably required as a result of a credible report of any release, threat of release, contamination, claim of contamination, loss or damage or determination of condition in the Premises as a result of the activities of Tenant or Tenant’s Agents or Tenant’s breach of this Section 9.04. In addition, at Landlord’s reasonable request, Tenant shall promptly provide to Landlord all MSDSs for products used by Tenant (or Tenant’s Agents) within the Premises. Landlord agrees to use commercially reasonable efforts to keep all such information relating to Tenant’s Environmental Substances (and use thereof) confidential, other than as may be required by applicable Legal Requirements, or by current and prospective environmental health and safety consultants, lenders, investors and purchasers of the Building and other relevant persons, or to ensure the necessary and appropriate safety precautions on or about the Premises.

If any transportation, storage, use or disposal of Environmental Substances on or about the Property or Building by Tenant, its agents, employees, independent contractors, or invitees results in any escape, release, threat of release of the same in a manner that could require disclosure or response actions pursuant to applicable Environmental Laws, or could result in any contamination of the soil, surface or ground water, sewage system or indoor ambient air or any loss or damage to person or property, Tenant agrees to: (a) notify Landlord immediately of the occurrence; (b) after consultation with Landlord, but subject to Tenant’s right to contest as set forth in Section 9.03, clean up the occurrence in full compliance with all applicable Environmental Laws; and (c) indemnify, defend and hold Landlord, and the Indemnitees harmless from and against any claims, suits, causes of action, costs and fees, including reasonable attorneys’ fees and costs, arising from or connected with any such occurrence including but not limited to the prompt payment, when due, of any fine or assessment against Landlord, Tenant, the Premises or Property relating to such occurrence. In the event of such occurrence, Tenant agrees to cooperate fully with Landlord and provide such documents, affidavits, information and actions as may be reasonably requested by Landlord. In the event of any such occurrence as a result of the activities of Tenant or Tenant’s Agents or Tenant’s breach of this Section 9.04 that is required to be reported to a governmental authority under any Environmental Law or Legal Requirement, Tenant shall simultaneously deliver to Landlord copies of any notices given or received by Tenant.

Subject to Landlord’s Work and with the understanding that Landlord has made no recent environmental site assessment or inspection of the Premises or Property, Landlord warrants and represents to Tenant that, as of the date hereof, it has no knowledge of any Hazardous Substances in or on the Premises or the Property in violation of, or require any disclosure or response action under, any applicable Environmental Laws as of the date hereof and Landlord agrees to indemnify Tenant from

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and against any actual, direct damages (including reasonable attorneys’ fees) actually incurred by Tenant as a direct result of the breach of the foregoing warranty and representation. In the event Environmental Substances are discovered on or about the Property and the presence of same materially adversely affects Tenant’s use or occupancy of the Premises as provided in this Lease, Landlord shall remediate same to the extent required by and in compliance with applicable Environmental Laws; provided, however, Landlord’s obligation hereunder shall not apply to any Environmental Substances discovered on or about the Property as a result of the activities of Tenant or Tenant’s Agents or Tenant’s breach of this Section 9.04.

9.05 Signs and Auctions. No sign, antenna or other structure or thing, shall be erected or placed by Tenant on any part of the exterior of the Building or erected in the Premises so as to be visible from the exterior of the Building without first securing the written consent of the Landlord, not to be unreasonably withheld, conditioned or delayed. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property. Landlord, at Landlord’s cost, shall provide Tenant (a) one (1) suite entry sign and (b) identification on existing multi-tenant signs or directories at the entrance to Building C and in the parking garage and on other existing or future Property directory/way-finding signage, as appropriate. Such signs will be mutually agreed upon by Landlord and Tenant provided that all such signs will be consistent with standard Building signage and will conform to local regulations. Tenant, at its expense, shall have the right to place its corporate name and logo within the Premises and on the entrance doors to the Premises and the right to place a monument sign, subject to Landlord’s approval as provided above, in the location shown on Exhibit N attached hereto.

9.06 Landlord’s Access. Landlord or its agents may enter the Premises at reasonable times, accompanied, at Tenant’s election, by a Tenant representative, to show the Premises to potential buyers, investors, other Landlord parties or, during the last year of the Term of the Lease, to any tenants; to inspect and conduct tests in order to monitor Tenant’s compliance with Legal Requirements governing Environmental Substances; for purposes described in Sections 2.01, 9.04, 10.03 and/or 10.04(b) and otherwise to exercise its rights and remedies and perform its obligations hereunder. Landlord shall give Tenant prior notice (which may be oral) of such entry. In the event of any such entry, Landlord and its agents shall exercise all commercially reasonable efforts to minimize the nature, extent and duration of any interference with Tenant’s use and enjoyment of the Premises. However, in case of emergency, Landlord may enter any part of the Premises without prior notice to Tenant’s representative and shall make reasonable efforts to notify Tenant.

ARTICLE 10: CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY

10.01 Existing Conditions. Subject to Landlord’s obligation to effect Landlord’s Work as provided in this Lease and the other terms and conditions of this Lease, Landlord shall deliver and Tenant shall accept the Premises and Property in substantially their “as is” condition as of the date hereof, free and clear of tenants and occupants and any personal property, and subject to all Legal Requirements. Tenant acknowledges that except for any express representations in this Lease, neither Landlord nor any person acting under Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection and inquiry regarding the Property and is not relying on any representations of Landlord or any Broker or persons acting under either of them. Subject to Landlord’s Work and with the understanding that Landlord has made no recent inquiry or inspection in connection herewith, Landlord warrants and represents to Tenant that, as of the date hereof, it has no knowledge of any

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violation of any Legal Requirement relating to the Premises or the Property that would prohibit or materially affect Tenant’s ability to obtain a Certificate of Occupancy (as defined below) for the Premises or a building permit for the Initial Tenant Improvements.

10.02 Exemption and Limitation of Landlord’s Liability.

(a) Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, property or business (including loss of revenue, profits or data) of Tenant, Tenant’s employees, agents, contractors, or invitees, or any other person on or about the Property or the Building; provided, however, that this Section 10.02(a) shall not exempt Landlord from liability for Landlord’s negligence or willful misconduct. This exemption shall apply whether such damage or injury is caused by (among other things): (i) fire, steam, electricity, water, gas, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) any other casualty or any Taking; (iv) theft; (v) conditions in or about Property or the Building or from other sources or places; or (vi) any act or omission of any other tenant.

(b) Limitation On Landlord’s Liability. Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Property (provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Building, then Landlord’s period of ownership of the Property shall be deemed to mean only that period while Landlord holds such leasehold interest). Upon any sale or transfer of the Building, the transferor Landlord (including any mortgagee) shall be freed of any liability or obligation thereafter arising and Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation. Tenant and each person acting under Tenant agrees to look solely to Landlord’s interest from time to time in the Property (including the rents, issues, profits and proceeds thereof and therefrom) for satisfaction of any claim against Landlord. No owner, trustee, beneficiary, partner, member, manager, agent, or employee of Landlord (or of any mortgagee or any lender or ground or improvements lessor) nor any person acting under any of them shall ever be personally or individually liable to Tenant or any person claiming under or through Tenant for or on account of any default by Landlord or failure by Landlord to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable beyond the extent of their interest in the Property. No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord. Any lien obtained to enforce any judgment against Landlord shall be subject and subordinate to any mortgage encumbering the Property. In no event shall Landlord (or any such persons) ever be liable to Tenant for indirect, special, consequential or punitive damages.

10.03 Landlord’s Obligations.

(a) Repair and Maintenance. Subject to the provisions of Article 12, and except for damage caused by any act or omission of Tenant or persons acting under Tenant (or as otherwise may be required of Tenant under this Lease), Landlord shall keep the common areas of the Building (including, without limitation, common elevators and common parking areas) and the foundation, roof, Building systems (to the extent not serving the Premises or another tenant’s premises exclusively, such as, without limitation, Tenant’s Supplemental HVAC and the Initial Tenant

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Improvements, but including the VAV boxes in the office portions of the Premises), structural supports, exterior windows and exterior walls of the Building in good working order, condition and repair reasonable wear and tear and fire or other casualty excepted. Landlord shall not be obligated to maintain or repair any interior windows, doors, plate glass, the surfaces of walls or other fixtures, components or equipment within the Premises, but the same shall be Tenant’s obligation. Tenant shall promptly report in writing to Landlord any defective condition known to it that Landlord is required to repair. Tenant waives the benefit of any present or future law that provides Tenant the right to repair the Premises or Property at Landlord’s expense or, except in the case of a judicially determined constructive eviction (beyond applicable appeal periods), to terminate this Lease because of the condition of the Property or Premises. Notwithstanding the fact that Landlord may provide security services at the Property or Building at any time during the Term of this Lease, Tenant, to the maximum extent allowable by law, hereby releases Landlord from any claim for injury to person or damage to property asserted by Tenant or any personnel, employee, guest, invitee or agent of Tenant that is suffered or occurs in or about the Premises or in or about the Building or Property or the common areas appurtenant thereto by reason of the act of any intruder or any other third party in or about the Premises, Building or Property. (For purposes of this Section, the term “reasonable wear and tear” constitutes that normal, gradual deterioration that occurs due to aging and ordinary use despite reasonable and timely maintenance and repairs or repairs and restoration, as the case may be; in no event shall “reasonable wear and tear” excuse Landlord from its obligations duty to maintain and/or repair as may be required hereunder.)

10.04 Tenant’s Obligations.

(a) Repair and Maintenance. Except for work that Section 10.03 or Article 12 requires Landlord to do (or as otherwise may be required of Landlord under this Lease), Tenant at its sole cost and expense shall keep the Premises including, without limitation, all Initial Tenant Improvements, other Tenant Work, Tenant Property, Tenant’s Supplemental HVAC, make-up air systems, fixtures, systems and equipment now or hereafter in the Premises (excluding the VAV boxes in the office portions of the Premises), or elsewhere exclusively serving the Premises, in good working order (subject to the yield-up provisions of Section 10.07 below), condition and repair, reasonable wear and tear and fire or other casualty excepted; shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises; and shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. The foregoing shall include, without limitation, Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair all interior glass and windows, ceiling tiles, lights and light fixtures, pipes, drains and the like in the Premises. In no event shall Tenant’s obligations to repair the Premises extend to (i) repairs covered under any insurance policy carried solely by Landlord in connection with the Building or the Property; (ii) repairs to the extent necessitated by the negligence or willful misconduct of Landlord or its agents, employees or contractors; or (iii) repairs for which Landlord is responsible hereunder, subject to Section 7.03 above; (iv) repairs required as a result of Landlord’s failure to make repairs for which it is responsible hereunder, subject to Section 7.03 above; or (v) takings or eminent domain proceedings of governmental authorities. Tenant shall hire its own cleaning contractor for the Premises and shall provide first-class janitorial service in the Premises on each business day during the Term (including daily disposal of trash from trash bins in the Premises). Tenant shall arrange for its own appropriately sized dumpster, and shall locate the same in the vicinity of Tenant’s loading bay in a location and manner reasonably approved by Landlord. If

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applicable, Tenant shall arrange for disposal of its own lab-related refuse by a licensed vendor in accordance with all applicable Legal Requirements. No storage or Environmental Substances shall be permitted outside of the Premises, except as expressly provided in Section 9.04. Storage inside the Premises shall be provided in a manner not visible from outside the Premises. (For purposes of this Section, the term “reasonable wear and tear” constitutes that normal, gradual deterioration that occurs due to aging and ordinary use despite reasonable and timely maintenance and repairs or repairs and restoration, as the case may be; in no event shall “reasonable wear and tear” excuse Tenant from its obligations duty to maintain and/or repair as may be required hereunder.)

(b) Landlord’s Right to Cure. If Tenant does not perform any of its obligations under Section 10.04(a), Landlord upon requisite notice and the expiration of any applicable cure period (or without prior notice or cure periods in the case of an emergency [which shall include but not be limited to acts necessary to prevent civil or criminal liability; to prevent an imminent and material interruption of the conduct of business at the Property; or to prevent risk of imminent injury to persons or damage to property]) may perform such maintenance, repair or replacement on Tenant’s behalf, and Tenant shall reimburse Landlord for all costs reasonably incurred, immediately upon demand.

10.05 Initial Tenant Improvements; Work Letter.

(a) Except as otherwise expressly provided in this Lease, Tenant perform all work required to prepare the Premises for Tenant’s use and occupancy including the “Initial Tenant Improvements” (as that term is defined in the “Work Letter” attached hereto as Exhibit E). The Initial Tenant Improvements constructed by Tenant shall be performed in accordance with, and subject to, the terms and conditions of this Lease including but not limited to the provisions of Section 10.06 of this Lease and the Work Letter. Landlord shall not be responsible for any aspects of the design or construction of Initial Tenant Improvements, the correction of any defects therein, or any delays in the completion thereof. Tenant shall use commercially reasonable, diligent efforts to Substantially Complete (as defined in the Work Letter) the Initial Tenant Improvements pursuant to the Work Letter no later than fifteen (15) months after the Delivery Date, subject to Landlord’s obligation to complete Landlord’s Work as provided below.

(b) Tenant shall have the right to enter the Premises from and after the Delivery Date for the purpose of constructing the Initial Tenant Improvements and installing its furniture, fixtures, equipment and data communications wiring and cabling. Such early entry shall be subject to all of the terms and conditions of this Lease except for the obligation to pay Rent, and such occupancy shall not change the termination date. Prior to entering the Premises, Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord. Tenant shall coordinate such entry with Landlord’s building manager, and such entry shall be made in compliance with all terms and conditions of this Lease and Landlord’s Rules in effect from time to time.

10.06 Tenant Work.

(a) General. “Tenant Work” shall mean all work including demolition, improvements, additions and alterations in or to the Premises, including the Initial Tenant Improvements. Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior

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appearance of the windows in the Premises (including shades, curtains and the like). All Tenant Work shall be subject to Landlord’s prior written approval (as and to the extent provided herein) and shall be arranged and paid for by Tenant all as provided herein; provided that, with the exception of the Initial Tenant Improvements, any interior, non-structural Tenant Work (including any series of related Tenant Work projects) that (a) costs less than the “Tenant Work Threshold Amount” (which shall be $50,000.00), (b) does not adversely affect any fire-safety, telecommunications, electrical, mechanical, ventilation or plumbing systems of the Building (“Core Building Systems”), and (c) does not adversely affect or effect any penetrations in or otherwise affect any walls, floors, roofs, or other structural elements of the Building or involve any signs visible from the exterior of the Premises or any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like) shall not require Landlord’s prior approval if Tenant shall deliver notice of such Tenant Work and the Construction Documents (as defined in Section 10.06(b)) for such work to Landlord at least five (5) business days’ prior to commencing such work. Whether or not Landlord’s approval is required, Tenant shall neither propose nor effect any Tenant Work that in Landlord’s reasonable judgment (i) adversely affects any structural component of the Building, (ii) would be incompatible with the Core Building Systems, (iii) affects the exterior or the exterior appearance of the Building or common areas within or around the Building or other property than the Premises, or (iv) diminishes the value of the Premises. If any proposed Tenant Work, other than standard office or laboratory fit-up, will require any unusual expense to demolish or remove same from the Premises, Landlord may condition its approval or consent thereto on such removal or payment of the incremental costs of such demolition or removal, provided such condition is communicated at the time of such consent (if required to be obtained and so obtained). Prior to commencing any Tenant Work affecting air dispersal from ventilation systems serving the Premises or the Building, including, without limitation, the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work. If, as a result of any Tenant Work (excluding therefrom the Initial Tenant Improvements), Landlord is obligated to comply with any Legal Requirements, including, but not limited to, the Americans With Disabilities Act, and such compliance requires Landlord to make any improvement or alteration to any portion of the Property, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any improvement or alteration by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.

(b) Construction Documents. No Tenant Work, including the Initial Tenant Improvements, shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”), if reasonably required for such work, prepared in accordance with Exhibit F. Before commencing any Tenant Work requiring Landlord’s approval hereunder, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld, conditioned or delayed (with Landlord agreeing to respond to any submissions or resubmissions (if any) within five (5) business days of Landlord’s receipt thereof). Any disapproval of plans and specifications shall be accompanied by a specific statement of the reason(s) therefor. The Construction Documents shall be prepared by an architect (“Tenant’s Architect”) registered in the Commonwealth of Massachusetts experienced in the construction of tenant space improvements in comparable buildings in the area

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where the Premises are located and, if the value of such Tenant Work will equal or exceed the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building, the identity of such Architect shall be approved by Landlord in advance, such approval not to be unreasonably withheld, conditioned or delayed. Landlord hereby approves Olson, Lewis, Dioli & Doktor as Tenant’s Architect for the Initial Tenant Improvements. Once any Tenant’s Architect has been approved, then Tenant’s Architect may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant’s Architect is no longer approved. Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work or for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building). The Construction Documents shall set forth in detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Building. All Tenant Work described in the Construction Documents shall (i) comply with all applicable laws, regulations and building codes, (ii) not adversely affect any structural component of the Building, (iii) be compatible with and not adversely affect the Core Building Systems, (iv) not affect any property other than the Premises, and (v) conform to floor loading limits specified by Landlord (currently 100 lbs prsf live load). The Construction Documents shall comply with Landlord’s requirements for the uniform exterior appearance of the Building, including, without limitation, the use of Building standard window blinds. Landlord’s approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility or warranty of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, or coordination or compatibility with any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

(c) Performance. The identity of any person or entity (including any employee or agent of Tenant) performing or designing any Tenant Work (“Tenant Contractor”) shall, if the cost of such work in any instance is in excess of the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building or involves any work other than interior, nonstructural alterations, be approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Landlord hereby approves The Richmond Group as Tenant Contractor for the Initial Tenant Improvements. Once any Tenant Contractor has been approved, then the same Tenant Contractor may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant Contractor is no longer approved. Tenant shall procure at Tenant’s expense all necessary permits and licenses before undertaking any Tenant Work but shall not take any plans for Tenant Work to the municipal inspection services or fire departments, without on each occasion obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall perform all Tenant Work in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises, and at Tenant’s sole risk in compliance with all applicable laws and Landlord’s design and construction rules and regulations attached hereto as Exhibit C as the same may be amended by Landlord from time to time, which rules and regulations shall be uniformly applied to all occupants of the Building and any subsequent adoption or modification of such rules and regulations from those set forth on Exhibit C shall not, to the extent practicable, materially adversely affect Tenant’s rights under this Lease pursuant to the terms and conditions of this Lease.

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When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibit D and such other insurance as may be required under this Lease or reasonably required by Landlord covering any additional hazards due to such Tenant Work, and, except as to the Initial Tenant Improvements, if the cost of such Tenant Work exceeds $200,000.00 also such bonds or other assurances of satisfactory completion and payment as Landlord may reasonably require, in each case for the benefit of Landlord. Except for the Initial Tenant Improvements, if the cost of any Tenant Work equals or exceeds $200,000.00 in any instance, Tenant shall reimburse Landlord for its third party reasonable costs of reviewing the proposed Tenant Work and inspecting installation of the same, not to exceed one percent (1%) of the cost of such Tenant Work. At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all applicable laws, regulations, permits and Landlord’s Rules (and those set forth on Exhibit C) relating to such work, including, without limitation, use of loading areas, elevators and lobbies. Landlord shall have the right to stop any work not being performed in conformance with this Lease, and, at its option, may repair or remove non-conforming work at the expense of Tenant. Each Tenant Contractor working on the roof of the Building shall coordinate with Landlord’s roofing contractor, shall comply with its requirements and shall not violate existing roof warranties. Each Tenant Contractor shall work on the Premises without causing labor disharmony, coordination difficulties, or delay to or impairing of any guaranties, warranties or the work of any other contractor.

(d) Payment. Subject to Landlord’s performance of its obligations with respect to the Tenant Improvement Allowance, the Level 400 Lab Space Allowance and the Tenant’s Supplemental HVAC Contribution as expressly provided in this Lease, Tenant shall pay the entire cost of all Tenant Work so that the Premises, including Tenant’s leasehold, shall be free of liens for labor or materials claiming to be attributable to the activities of Tenant or Tenant’s Agents; provided, however, if any lien is filed that is claimed to be attributable to Tenant or persons acting under Tenant, then Tenant shall not be deemed to be in violation of this subsection (d) if Tenant, within thirty (30) days of Tenant’s notice of the filing thereof discharges same.

(e) Other. (i) Tenant must schedule and coordinate all aspects of work with the Building manager and Building engineer and shall make prior arrangements for elevator use with the Building manager. If an operating engineer is required by any union regulations, Tenant shall pay for such engineer. If shutdown of risers and mains for electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative and Tenant shall reimburse Landlord for the actual and reasonable cost therefor within thirty (30) days of invoice. If special security arrangements must be made (e.g., in connection with work outside normal business hours), Tenant or Tenant Contractor shall pay the actual and reasonable cost of such security. No work shall be performed in Building mechanical or electrical equipment rooms without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and all such work shall be performed under Landlord’s supervision. Except in case of emergency, at least forty-eight (48) hours’ prior notice must be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems, and in case of emergency, prompt notice shall be given, and in all cases Tenant shall reimburse Landlord for the actual and reasonable costs incurred as a result of such shutdown. In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be liable for any fees or charges levied in connection with such alarm. All demolition, installations, removals or other work that is reasonably likely to inconvenience other tenants or disturb Building operations must be scheduled with the Building manager at least twenty-four (24) hours in advance.

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(ii) Tenant shall take all necessary and appropriate steps to ensure that any work carried out by or on behalf of Tenant is done in a manner so as to not unreasonably interfere with any other tenants or occupants of the Building. Installations within the Premises (and elsewhere where Tenant is permitted to make installations) shall not interfere with existing services and shall be installed so as not to unreasonably interfere with subsequent installation of ceilings or services for other tenants. Redundant electrical, control and alarm systems and mechanical equipment and sheet metal used or placed on the Property during construction and not maintained as part of the Initial Tenant Improvements or Tenant’s use of the Premises must be removed as part of the work.

(iii) Each Tenant Contractor shall take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible for, and shall reimburse Landlord for, all actual costs and expenses, including reasonable attorneys’ fees incurred by Landlord in connection with the breach by any Tenant Contractor of such obligations. If Tenant does not promptly resolve any labor dispute caused by or relating to any Tenant Contractor, Landlord may in its sole discretion request that Tenant remove such Tenant Contractor from the Properly, and if such Tenant Contractor is not promptly removed, Landlord may prohibit such Tenant Contractor from entering the Property.

(iv) Tenant shall diligently pursue and complete all Tenant Work and upon completion thereof, Tenant shall give to Landlord (x) a certificate of occupancy (if one is legally required and which may be a temporary certificate if followed by a permanent certificate in the ordinary course) and any other final governmental approvals required for such work, (y) copies of “as built” plans and all construction contracts and (z) proof of payment for all labor and materials.

10.07 Condition Upon Termination. At the expiration or earlier termination of the Term, Tenant (and all persons claiming through Tenant) shall without the necessity of notice, deliver the Premises (including all Initial Tenant Improvements, Tenant Work and Tenant’s Supplemental HVAC, and all replacements thereof, except such additions, alterations, Initial Tenant Improvements and other Tenant Work as the Landlord may direct to be removed at the time the Landlord approves the plans thereof in accordance with Section 10.06(a), or, in the case of Tenant Work not subject to Landlord approval, at the time of expiration or earlier termination of the Term) broom-clean, in compliance with the requirements of this Section 10.07 and in tenantable condition. Notwithstanding the foregoing, Tenant shall surrender the mechanical, electrical and plumbing systems and components exclusively serving the Premises (including but not limited to Tenant’s Supplemental HVAC) and the laboratory equipment for which Tenant is required to maintain, in good working order, reasonable wear and tear, and damage by casualty or taking (to the extent provided in Article 12 only) excepted. Prior to the expiration or termination of the Lease Term, Landlord and Tenant shall jointly inspect the Premises to confirm the working order and condition thereof (and the various equipment and appurtenances serving same). In the event Landlord and Tenant identify laboratory equipment that is inoperable or in a condition otherwise not consistent with the terms and conditions hereof, Tenant shall have the option of either removing same (subject to the terms and conditions hereof) or repairing or replacing same to bring such equipment into the condition required hereunder, in either event at Tenant’s cost and expense. (For purposes of the foregoing sentence, the term “reasonable wear and tear” constitutes that

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normal, gradual deterioration that occurs due to aging and ordinary use despite reasonable and timely maintenance and repairs; in no event shall “reasonable wear and tear” excuse Tenant from its duty to maintain same in good condition and repair and otherwise serviceable.) The Premises shall be surrendered to Landlord free and clear of any mechanic’s liens (or any similar lien related to labor or materials) filed against any part of the Premises resulting from the acts or omissions of Tenant or Tenant’s Agents, and free and clear of any Tenant financing or other encumbrance on any equipment and/or Initial Tenant Improvements or Tenant Work to be surrendered with the Premises. As part of such delivery, Tenant shall also provide all keys (or lock combinations, codes or electronic passes) to the Premises to Landlord; remove all signs wherever located; and, except as provided in this Section 10.07, remove all Tenant Property whether or not bolted or otherwise attached. As used herein, “Tenant Property” shall mean all trade fixtures, furnishings, equipment inventory, cabling and other personal property owned by Tenant or any person acting under Tenant at the Premises. Tenant shall repair all damage that results from such removal and restore the Premises substantially to a functional and tenantable condition (including the filling of all floor holes and the removal of all disconnected wiring back to junction boxes). Any property not so removed shall be deemed abandoned, shall at once become the property of Landlord, and may be disposed of in such manner as Landlord shall see fit; and Tenant shall pay the cost of removal and disposal to Landlord upon demand. The covenants of this Section shall survive the expiration or earlier termination of the Term.

10.08 Decommissioning of the Premises. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been exposed to any Environmental Substances as a result of the activities of Tenant or Tenant’s Agents, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 10.08 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, which report shall be based on the environmental engineer’s inspection of the Premises and shall show: that (i) the Environmental Substances associated with the activities of Tenant or Tenant’s Agents, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws (as defined in Section 9.04 hereof) without taking any special precautions for such Environmental Substances, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Environmental Substances and without incurring regulatory compliance requirements or giving notice in connection with such Environmental Substances; and (ii) the Premises may be reoccupied for office or laboratory use, demolished or renovated without taking any special precautions for such Environmental Substances, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of such Environmental Substances and without incurring regulatory requirements or giving notice in connection with such Environmental Substances. For purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Environmental Substances associated with the

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activities of Tenant or Tenant’s Agents as Environmental Substances instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses reasonably incurred. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE 11: DELIVERY DATE; LANDLORD’S WORK

11.01 From and after the date hereof, Landlord shall proceed, using reasonable efforts, to obtain all necessary permits and approvals, if necessary, for the work described on Exhibit J (“Landlord’s Work”) and to engage a contractor (or contractors) to perform Landlord’s Work as required hereunder. Landlord reserves the right to make changes and substitutions to Landlord’s Work in connection with the construction of Landlord’s Work, provided same do not materially adversely modify same. All components of Landlord’s Work shall be part of the Building. Except as expressly required under this Lease, Landlord shall have no obligation to perform any work or construction to make the Premises fit for use and occupation or for Tenant’s particular purpose or to make them acceptable to Tenant.

11.02 Landlord shall commence and shall use commercially reasonable and diligent efforts to substantially complete Landlord’s Work as soon as reasonably practical following the date of this Lease. Landlord and Tenant each acknowledge and agree that they are both using the same general contractor to complete Landlord’s Work and Initial Tenant Improvements and that each party shall take the necessary and appropriate steps to ensure that such contractor (and each party’s related subcontractors) shall each conduct their work and employ labor in such manner to maintain harmonious labor relations and to coordinate their activities so as to complete Landlord’s Work and the Initial Tenant Improvements in an efficient and timely manner and not to interfere with Landlord’s other business operations at, or any other tenant or occupant of, the Building or Property and that such work shall be coordinated between Landlord and Tenant, subject to reasonable scheduling requirements, to ensure the efficient completion thereof. Landlord shall Substantially Complete Landlord’s Work in a good and workmanlike manner using Building standard construction items and finishes and otherwise in compliance with ail Legal Requirements, including without limitation the Americans With Disabilities Act, at Landlord’s sole cost and expense. In no event shall Landlord be liable to Tenant for any failure to deliver the Premises on any specified date, nor shall such failure give rise to any default or other remedies under this Lease or at law or equity. Notwithstanding the foregoing, the Term Commencement Date (or any Space Commencement Dates, as applicable) shall not occur until Landlord’s Work (or such portion thereof as may be applicable to the specific portion of the Premises relating to the Space Commencement Date) is Substantially Complete, and to the extent any nine (9) month period set for in Article 1 is used to determine such Commencement Date, such Commencement Date shall be extended on a day-for-day basis in the event that a delay in completing Landlord’s Work actually and materially delayed the Substantial Completion of the Initial Tenant Improvements provided Tenant shall promptly provide Landlord with written notice of any situation giving rise to such a delay and such delay is not remedied (or otherwise resolved in such a way so as to allow Tenant to continue its work without further delay) promptly upon receipt of such notice. Notwithstanding the foregoing, if any delay in the Substantial Completion of Landlord’s Work by Landlord is due to Tenant Delays (defined below), then the day-for-day extension set forth in the prior sentence shall be of no force or effect to any delay in Landlord’s Work relating thereto. “Tenant

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Delays” shall mean delays caused by: (i) any material change to Landlord’s Work requested by Tenant and agreed to by Landlord; (ii) any request by Tenant for a delay in the commencement or completion of Landlord’s Work for any reason; or (iii) any other act or omission of Tenant or its employees, agents or contractors which reasonably inhibits the Landlord from timely completing Landlord’s Work.

11.03 Within seven (7) business days after the Substantial Completion of Landlord’s Work, Landlord and Tenant shall confer and create a specific list of any defects or incomplete remaining items of work with respect to Landlord’s Work. Except with respect to the items contained in the punchlist, Tenant shall be deemed satisfied with Landlord’s Work, Landlord shall be deemed to have completed all of its obligations under this Article 11 and Tenant shall have no claim that Landlord has failed to perform in full its obligations hereunder. Landlord shall complete all such “punchlist” work as soon as reasonably practical thereafter, and in any event within thirty (30) days and at times and in a fashion that does not adversely affect work on the Initial Tenant Improvements.

ARTICLE 12: DAMAGE OR DESTRUCTION; CONDEMNATION

12.01 Damage or Destruction of Premises.

(a) If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building) to repair or cause to be repaired such damage (including any Initial Tenant Improvements and Tenant Work in the nature of leasehold improvements). All such repairs made necessary by the negligence or breach hereof on the part of Tenant shall be made at the Tenant’s expense as Additional Rent to the extent that the cost of such repairs are less than a commercially reasonable deductible amount under Landlord’s insurance policy. Landlord shall have no obligation to undertake any repairs to or replacements of Tenant Property (or any Tenant Work not consisting of leasehold improvements). If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage, the Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to Tenant Property but including Initial Tenant Improvements and any Tenant Work) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty; provided, however, that in no event shall the period of such abatement exceed twelve (12) months. Landlord shall not be liable for delays in the making of any such repairs that are due to government regulation, casualties, and strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, and other causes beyond the reasonable control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

(b) If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last thirty (30) months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third (1/3) of the total Base Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or

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demolition of the Building (or a portion thereof) shall in Landlord’s judgment be required, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee or ground lessor shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines in good faith not to repair such damage, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days following such fire or other casualty, provided that no termination pursuant to subsection (ii) or (iii) of this Section 12.01(a) shall be effective unless Landlord is also contemporaneously terminating all leases of comparably affected (or unaffected) Tenants in the Building; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. Landlord shall, within sixty (60) days after the occurrence of a casualty, provide Tenant with a good faith estimate of the time required to repair the damage to the Premises or the Building; if such estimate is for a period of more than nine (9) months from the occurrence of the casualty, Tenant may terminate this Lease upon written notice to Landlord given within fifteen (15) days of receipt of Landlord’s notice. If neither Landlord nor such mortgagee has commenced such repair or replacement within six (6) months following adjustment of such casualty loss with the insurer, then Tenant may, until any such repair or replacement commences, terminate this Lease by giving at least thirty (30) days prior written notice thereof to Landlord and such termination shall be effective on the date specified if such replacement has not then commenced. In addition, if for any reason (including force majeure) and regardless of the amount of insurance proceeds actually made available to Landlord, repair or replacement of the Premises and access thereto is not Substantially Complete within nine (9) months from the occurrence of such damage or casualty, Tenant may terminate this Lease upon not less than thirty (30) days written notice by giving Landlord written notice of such termination after the expiration of said nine (9) month period; provided however, if Landlord Substantially Completes such restoration within such thirty (30) day period such termination shall be void and of no further force or effect. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Article 1 for the end of the Term and the Rent (to the extent not abated as set forth above) shall be apportioned as of such date. The foregoing nine (9) and six (6) month periods relating to Tenant’s termination right(s) hereunder shall not be subject to extension or delay due to force majeure.

12.02 Eminent Domain. In the event that all or any substantial part of the Premises or its common areas is taken (other than for temporary use, hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), then Rent shall be proportionately abated and by notice given within three (3) months following the recording of such taking (or conveyance) in the appropriate registry of deeds, this Lease may be terminated at Landlord’s or Tenant’s election thirty (30) days after such notice, and Rent shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, Landlord shall within a reasonable time thereafter, diligently restore what may remain of the Premises (excluding any Tenant Property or other items installed or paid for by Tenant that Tenant is permitted or may be required to remove upon expiration but including any Initial Tenant Improvements and Tenant Work in the nature of leasehold improvements) to a tenantable condition. In the event some portion of rentable floor area of the Premises is taken (other than for temporary use) and this Lease is not terminated, Rent for the portion thereof not restored shall be proportionally abated for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking that is within the Term. As used herein, a

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“substantial part” shall mean a taking which: requires restoration and repair of the remaining portion of the Property that cannot in the ordinary course be reasonably expected to be repaired within six (6) months; results in the loss of reasonable access to the Premises; results in the loss of more than twenty-five percent (25%) of the rentable floor area of the Premises; or results in loss of parking facilities for the Building and Landlord reasonably determines it is not practical to relocate such parking or relocate and reconnect such facilities within the remaining Building or Property.

So long as Tenant is not then in breach of any covenant or condition of this Lease beyond applicable notice and cure periods, any specific damages that are expressly awarded to Tenant on account of its relocation expenses, and specifically so designated, shall belong to Tenant. Except as provided above with respect to temporary takings and as provided in the preceding sentence of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Tenant agrees to execute such further instruments of assignment consistent with the foregoing as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise; and Tenant irrevocably appoints Landlord as its attorney-in-fact with full power of substitution so to execute and deliver in Tenant’s name, place and stead all such further instruments if Tenant shall fail to do so after ten (10) days’ notice.

ARTICLE 13: ASSIGNMENT AND SUBLETTING

13.01 Landlord’s Consent Required. Except as set forth in this Article, Tenant shall not directly or indirectly assign this Lease, or sublet or license the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises by any person other than Tenant, its employees and invitees, (each of the foregoing actions are collectively referred to as a “Transfer”) without obtaining, on each occasion, the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided that Tenant complies with the provisions of this Article. Except as otherwise expressly provided in this Article, a Transfer shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise or any sale of all or a substantial part of Tenant’s assets. Any Transfer shall be subject to this Lease, all of the provisions of which shall be conditions to such Transfer and be binding on any transferee. Without limiting the generality of the foregoing, the terms and conditions of this Article 13 shall be binding on any assignee or sublessee to which Landlord has consented. If Tenant does Transfer without Landlord’s consent to the extent required hereunder, any option or other right that Tenant may have relating to the Premises, including any right to extend the Term or lease other premises, shall automatically be terminated at Landlord’s option.

13.02 Terms. Without limitation, it shall not be unreasonable for Landlord to withhold such consent for any Transfer where, in Landlord’s reasonable opinion: (i) the proposed transferee does not have a financial standing and credit rating suitable for its undertakings in connection with the proposed Transfer, taking into account Tenant’s continuing liability hereunder; (ii) the proposed transferee has a poor business reputation in the community; (iii) the business in which the proposed transferee is engaged could detract from, or be inappropriate for, a comparable first class life science building in the Lexington, Waltham, Burlington and Bedford, Massachusetts area, its value or the costs of ownership thereof; (iv) intentionally omitted; (v) the proposed transferee is a current tenant or a prospective tenant (or any affiliate of such tenant or prospective tenant), meaning such tenant has been shown space or has

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been presented with or has made an offer to lease space, of the Building or the Project within the last six (6) months and Landlord has (or will have on a timely basis) other reasonably comparable space in the Building suitable for such tenant’s requirement; (vi) the use of the Premises by any transferee (even though a Permitted Use) violates any use restriction granted by Landlord in any other lease or would otherwise cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (vii) if such Transfer is not approved of by the holder of any mortgage on the Property (if such approval is required); (viii) a proposed transferee’s business will impose a burden on the Property’s parking facilities, elevators, common areas, facilities, or utilities that is substantially greater than the burden imposed by Tenant, in Landlord’s reasonable judgment, unless such new use is generally consistent with those uses in comparable first class life science buildings in the Lexington, Waltham, Burlington and Bedford, Massachusetts area; (ix) any guarantor of this Lease refuses to consent to the proposed transfer or to execute a written agreement reaffirming the guaranty; (x) there exists an uncured Event of Default on the part of Tenant under the Lease at the time of the request or at the time of the proposed Transfer; (xi) intentionally omitted; (xii) Landlord has sued or been sued by the proposed transferee or has otherwise been involved in a legal dispute with the proposed transferee; (xiii) the transferee is involved in a business which is not in keeping with the then current standards of the Property unless such transferee’s business is consistent with comparable first class life science buildings in the Lexington, Waltham, Burlington and Bedford, Massachusetts area; (xiv) the Transfer will result in there being more than two (2) subtenants on either floor of the Premises; or (xv) the transferee is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency. In no event, however, shall Tenant assign this Lease or sublet the whole or any part of the Premises to a proposed transferee which has been judicially declared bankrupt or insolvent according to law, or with respect to which an assignment has been made of property for the benefit of creditors, or with respect to which a receiver, guardian, conservator, trustee in involuntary bankruptcy or similar officer has been appointed to take charge of all or any substantial part of the proposed transferee’s property by a court of competent jurisdiction, or with respect to which a petition has been filed for reorganization under any provisions of the Bankruptcy Code now or hereafter enacted, or if a proposed transferee has filed a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts, unless the applicable proceedings have been terminated or otherwise resolved such that the condition raised by this sentence is no longer applicable.

13.03 Right of Termination or Recapture. In the event Tenant intends to effect a Transfer (excepting a Related Party Transfer) of all or substantially all of the Premises for all or substantially all of the remaining Term of this Lease, then Tenant shall notify Landlord of such intent prior to or in connection with seeking Landlord’s consent thereto which notice shall specify the effective date of such Transfer, which date shall not be less than one hundred twenty (120) nor more than one twelve (12) months days after the date of such notice. Upon such notice, Landlord shall have the option, exercisable by written notice to Tenant given within forty-five (45) days after Landlord’s receipt of such notice, to terminate this Lease as of the date specified in such Tenant’s notice. In the event of termination of this Lease, the Premises shall be delivered to Landlord on the date specified in the order and condition in the manner required under this Lease at the end of the Term.

13.04 Procedures. At least thirty (30) days prior to the effective date of any Transfer, Tenant shall give Landlord in writing the details of the proposed Transfer, including, but not limited to: (i) the name, business, and financial condition of the prospective transferee, (ii) a copy of the letter of intent or

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other statement of all of the material terms and conditions of such Transfer, provided Landlord’s final consent to such Transfer shall be subject to its receipt of a true and complete copy of the fully-executed instrument effecting the Transfer substantially in conformance with such terms and conditions, (iii) a commercially reasonable written agreement of the assignee, subtenant or licensee agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such transferee and such other commercially reasonable matters as are contained in Landlord’s form of consent to a Transfer, and (iv) any other commercially reasonable information requested by Landlord. Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable attorneys’ fees in reviewing any Transfer. Tenant may make a Related Party Transfer (as defined below) without the consent of Landlord provided that Tenant gives Landlord at least ten (10) days’ prior notice thereof (or, in the event the Transfer is subject to a confidentiality undertaking, within ten (10) days thereafter) together with evidence reasonably satisfactory to Landlord that the proposed Transfer is a Related Party Transfer (including financial information, financial statements or certificates reflecting Tenant’s Net Worth [as defined below]) and such Related Party Transfer is subject to all of the other applicable terms and conditions for this Article.

As used herein, a “Related Party Transfer” shall refer to (a) a transaction (including but not limited to an assignment or sublease) with an entity (i) into or with which Tenant is merged or consolidated, (ii) to which substantially all of Tenant’s assets, stock or other equity interests are transferred as a going concern, or (iii) which controls or is controlled by Tenant or is under common control with Tenant, or (b) the transfer, exchange, acquisition or conveyance of any stock, equity or other ownership interest in Tenant by, to or from any entity providing financing or capitalization to Tenant. A Related Party Transfer shall not be deemed to be a Transfer within the meaning of this Section, provided that in any of such events (1) the assignee agrees directly with Landlord, by commercially reasonable written instrument reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder (and, as to subleases, sublessee agrees to be bound by all of the obligations of Tenant made applicable by the sublease) including, without limitation, the provisions of this Article 13 (except in any instance where Tenant is the surviving entity following any such transaction described in (a) above), (2) in no event shall Tenant be released from its obligations under this Lease (unless as a result of any such transaction described in (a) above Tenant is not the surviving entity), (3) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, and (4) the involvement by Tenant or its assets in any transaction, or series of related transactions whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, will not result in a reduction of the Net Worth of Tenant (as defined below) from the Net Worth of Tenant as it is exists immediately prior to said transaction or transactions. “Net Worth” of Tenant for purposes of this Section shall be the tangible net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied. Notwithstanding anything to the contrary contained herein, an initial or subsequent offering, sale transfer or conveyance of Tenant’s stock, equity or ownership interest on any recognized national stock exchange or securities market shall not be considered a Transfer hereunder and shall not require Landlord’s consent.

13.05 Excess Rents. If the consideration, rent, or other amounts payable to Tenant under any other Transfer other than a Related Party Transfer exceed the Rent (pro rated based on floor area in the case of a subletting, license or other occupancy of less than the entire area of the Premises), then Tenant shall, after first reimbursing itself out of such excess to the extent of Tenant’s Transfer Expenses (as defined below), pay to Landlord, as Additional Rent, fifty percent (50%) of the amount of such excess when and as received. As used herein “Tenant’s Transfer Expenses” shall mean Tenant’s actual

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payments (or credits) to third parties in connection with such a Transfer on account of brokerage, legal and fit-up costs or allowances, free rent or other such concessions. Without limiting the generality of the first sentence of this Section, any lump-sum payment or series of payments (including, without limitation, for the purchase or use of so-called leasehold improvements or Tenant Property and any separate charges for services) on account of any Transfer shall be shall be included in the consideration, rent or other amounts payable to Tenant under such Transfer.

13.06 No Release. Notwithstanding any Transfer and whether or not the same is a Related Party Transfer or is consented to, the liability of Tenant to Landlord shall remain direct and primary, except as may be expressly provided above. Any assignee of all or substantially all of Tenant’s interest in the Premises or in this Lease (including any such transferee under a Related Party Transfer) shall be jointly and severally liable with Tenant to Landlord for the performance of all of Tenant’s covenants under this Lease; and such assignee shall upon request execute and deliver such instruments as Landlord reasonably requests in confirmation thereof. No Transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the transferee as a tenant, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease. Notwithstanding anything to the contrary in the documents effecting the Transfer, no Transfer shall alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate.

Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any transferee nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises that provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

13.07 Certain Additional Rights. If the Premises or any part thereof are sublet by Tenant, following the occurrence and during the continuance of an uncured Event of Default, Landlord, in addition to any other remedies provided hereunder or at law, may at its option collect directly from any such sublessee (s) all rents becoming due to the Tenant under any such Transfer and apply such rent against any amounts due Landlord by Tenant under this Lease, and Tenant hereby irrevocably authorizes and directs such sublessee(s) to so make all such rent payments, if so directed in writing by Landlord; and it is understood that no such election or collection or payment shall be construed to constitute a novation of this Lease or a release of Tenant hereunder, or to create any lease or occupancy agreement between the Landlord and such subtenant or impose any obligations on Landlord, or otherwise constitute the recognition of such sublease by Landlord for any purpose whatsoever. Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any Transfer entered into by Tenant, and Landlord may collect such rent and income and shall apply same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease, and after such default has been cured, Tenant may receive, collect and enjoy the rents accruing under such Transfer. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a transferee, be deemed to have assumed or recognized any

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Transfer or to be liable to the transferee for any failure of Tenant to perform and comply with any of Tenant’s obligations to such transferee under such Transfer, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the Transfer and Landlord may collect such rent and income and shall apply same toward Tenant’s obligations under this Lease until all such defaults have been cured. Tenant agrees that such sublessee shall have the right to rely upon any such statement and request from Landlord, and that such sublessee shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. In the event Tenant shall default in the performance of its obligations under this Lease or Landlord terminates this Lease by reason of a default of Tenant, Landlord at its option and without any obligation to do so, may require any sublessee to attorn to Landlord.

ARTICLE 14: EVENTS OF DEFAULT AND REMEDIES

14.01 Events of Default. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is a material default (sometimes referred to as an “Event of Default”) by Tenant under this Lease:

(a) Tenant’s failure to make any payment of Base Rent, Additional Rent, Rent, Tenant’s share of Operating Expenses, Tenant’s share of Taxes, late charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant;

(b) Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Section 14.01(a), above) where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, and Tenant shall fail to commence within such thirty (30) day period to remedy the same and to prosecute such remedy to completion with diligence; provided, however, Tenant shall notify Landlord within such thirty (30) day period of the circumstances requiring such extended cure period and keep Landlord reasonably apprised of such diligent efforts to cure same;

(c) Intentionally omitted;

(d) Tenant’s (or any transferee of Tenant’s) attempt to make any Transfer of the Premises in violation of this Lease;

(e) (i) The making by Tenant or any guarantor of Tenant’s obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not

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discharged within thirty (30) days; or (v) the insolvency of Tenant. In the event that any provision of this Section 14.04(e) is unenforceable under applicable law, such provision shall be of no force or effect;

(f) The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, was to Tenant’s actual knowledge materially false at the time given, Tenant acknowledging that Landlord has entered into this Lease in material reliance on such information;

(g) The failure of Tenant to comply with any of its obligations within the applicable specified timeframes under (i) Article 7 with respect to maintaining and evidencing the required insurance coverages; (ii) Article 15; (iii) Section 16.03; and (iv) Section 16.04, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant (in addition to any other notice as may be required under the foregoing sections).

then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without demand or notice and with or without process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate. Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of Rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any). If Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall promptly reimburse Landlord for the reasonable fees of such attorneys on demand as Additional Rent. Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

Rent forgiveness, allowances for (and/or Landlord expenses in designing and constructing) leasehold improvements to ready the Premises for Tenant’s occupancy and the like, if any, have been agreed to by Landlord as inducements for Tenant faithfully to perform all of its obligations. For all purposes, upon the occurrence and during the pendency of any Event of Default, any payments relating to such inducements shall, at Landlord’s election, be tolled, until the Event of Default has been cured.

14.02 Remedies for Default.

(a) Reletting; Expenses: Damages. If the Term of this Lease is terminated for an Event of Default, Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s reasonable costs, including reasonable attorneys fees, related to Tenant’s Event of Default and in collecting amounts due under the Lease. Subject to the conditions and limitations hereafter set forth, Landlord agrees to use good faith efforts to relet the Premises after Tenant vacates the Premises in the event that this Lease is terminated by Landlord as the result of an Event of Default hereunder. Marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building shall be deemed to have satisfied Landlord’s obligation to use “good faith efforts” to relet the Premises. In no event shall Landlord be

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required to (a) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant, (b) relet the Premises before leasing other vacant space in the Building, (c) lease the Premises for a rental or upon terms and conditions less than the current fair market rental and terms and conditions then prevailing for similar office space in the Building, or (d) enter into a lease with any proposed tenant that does not have, in Landlord’s good faith opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner.

(b) Termination Damages. If the Term of this Lease is terminated based on an Event of Default, unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all of its obligations in the same manner as if the Term had not been terminated. In calculating such amounts Tenant will be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all reasonable expenses in connection with reletting, including tenant inducements (such as by way of example and not limitation, fit-up costs or allowances, free rent or other such concessions) to new tenants, brokerage commissions, fees for legal services, expenses of preparing the Premises for reletting and the like (“Reletting Expenses”). Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the Rent originally due hereunder.

(c) Lump Sum Liquidated Damages. If this Lease is terminated based on an Event of Default, Tenant covenants, in lieu of any further damages under subsection (b) above after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as full and final liquidated damages a single lump sum payment equal to the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus, (ii) the excess of the present value of all of the Rent reserved for the residue of the Term (with Additional Rent deemed to increase at the average rate of such increase over the last three (3) Lease Years prior to such election (or such shorter period if three (3) Lease Years have not occurred prior to such election) on a compounding basis) over the present value of the aggregate fair market rent and Additional Rent payable (if less than the Rent payable hereunder) on account of the Premises during such period (determined as of the time of such termination), which fair market rent shall be reduced by reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord). (The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (ii), and in the event the parties are unable to agree on such fair market rent, the matter shall be submitted, upon the demand of either party, to the office of the American Arbitration Association (or successor) closest to the Property, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be a MAI appraiser, so-called, knowledgeable in the field of commercial real estate with at least five (5) years’ experience in the market in which the Building is located.

(d) Remedies Cumulative; Late Performance; Limitation on Damages. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, and any two or more may be exercised at the same time. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time; and Tenant agrees that the fair value for occupancy of all or any part of the Premises at all times shall never be less than

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the Base Rent and all Additional Rent payable from time to time. Notwithstanding any provision hereof to the contrary, in no event shall Tenant have any liability under or for any breach of any provision of this Lease for lost profits or other indirect, special, consequential or punitive damages provided, however, that the foregoing limitation on damages shall in no event apply to Tenant’s failure to comply with, or breach of, Section 3.02, in which event Landlord shall have recourse to all rights and remedies available under this Lease, at law or equity with no such limitation on damages.

(e) Waivers; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of Rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Rent due shall be deemed to be other than on account of the earliest installment of such Rent. No payment by Tenant of any amount demanded by Landlord shall be deemed a waiver by Tenant of its right to dispute its obligation to make such payment. Nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy. The acceptance by Landlord of any Rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice. If Landlord commences any summary proceeding for possession of the Premises or in any action based on non-payment of Rent by Tenant hereunder, Tenant hereby waives the right to interpose any non-compulsory claim or counterclaim of whatever nature or description in any such proceeding.

(f) Landlord’s Curing. If Tenant fails to perform any covenant within any applicable notice and cure period, or if Tenant has failed to cure any default pursuant to subsection 14.01(b) above within one hundred twenty (120) days after Landlord’s initial notice thereof, then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance) at any time thereafter perform the covenant for the account of Tenant. Tenant shall upon demand reimburse Landlord’s cost (including reasonable attorneys’ fees) of so performing, Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent civil or criminal liability; to prevent an imminent and material interruption of the conduct of business at the Property; or to prevent risk of imminent injury to persons or damage to property, or to protect Landlord’s interest in the Premises.

ARTICLE 15: LETTER OF CREDIT

(a) Simultaneously with the execution and delivery of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit in the Letter of Credit Amount (as defined in Article 1) in the form attached hereto as Exhibit L or otherwise satisfactory in form and content to Landlord and issued by an FDIC insured bank reasonably satisfactory to Landlord in favor of Landlord, provided Landlord hereby consents to Silicon Valley Bank as the issuer of the letter of credit requested hereunder. During the Term hereof, and any extensions thereof, and for ninety-one (91) days after

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the expiration of the Term, or for so long thereafter as Tenant is in possession of the Premises or has unsatisfied obligations hereunder to Landlord, the letter of credit shall be held to ensure the full and timely performance of Tenant’s obligations under this Lease; which letter of credit may be drawn upon by Landlord and applied from time to time against outstanding obligations of Tenant hereunder to cure any Event of Default or to collect any damages to which Landlord is entitled hereunder by reason of an Event of Default without further notice or demand; provided, however, if any notice, demand or other act or action by Landlord is prohibited, proscribed, stayed or barred by applicable law without obtaining court, trustee or other party’s approval (e.g., the automatic stay in the event of a bankruptcy of Tenant), no such notice, demand or act or action, or Event of Default, shall be required for Landlord to draw upon the letter of credit Tenant shall have no right to require Landlord to so draw and apply the letter of credit, nor shall Tenant be entitled to credit the same against rents or other sums payable hereunder. During the entire Term hereof, including any extension thereof, Tenant shall cause said letter of credit to be renewed, in identical form to that delivered herewith, no later than thirty (30) days prior to the date of expiration of same. Without limiting any other remedies of Landlord, in the event that Tenant fails to renew any letter of credit given hereunder at least thirty (30) days prior to the date of expiration thereof, then Landlord shall have the right to draw down the entire amount of said letter of credit and hold such sums as a cash deposit. If and to the extent that Landlord makes such use of the letter of credit, or any part thereof, the sum so applied by Landlord (from cash or from a drawing on the letter of credit) shall be restored to the letter of credit (or by a new letter of credit equal to the difference) by Tenant forthwith upon notice from Landlord, and failure to so restore (within the grace period applicable to Base Rent hereunder) shall be a default hereunder giving rise to all of Landlord’s rights and remedies applicable to a default in the payment of rent. In the event of a change of circumstance relating to the bank issuing the letter of credit such that Landlord reasonably believes the financial conditions of the issuing bank has been degraded to the point where it would no longer be reasonably satisfactory to Landlord, Landlord reserves the right to require Tenant to replace the letter of credit from time to time with a substitute similar letter of credit issued by another bank reasonably satisfactory to Landlord.

(b) Notwithstanding the foregoing, provided (i) there has not been an Event of Default on the part of Tenant in the prior twelve (12) months; and (ii) the Tenant originally named herein (or a Transferee pursuant to Related Party Transfer) continues to be Tenant hereunder, the Letter of Credit Amount shall be reduced, upon Tenant’s written request, by $372,000 after the first (1st) full Lease Year, reducing the Letter of Credit Amount to $1,078,000.00, and by an additional $372,000.00 after the second (2nd) full Lease Year, reducing the Letter of Credit Amount to $706,000.00.

ARTICLE 16: PROTECTION OF LENDERS

16.01 Subordination and Superiority of Lease. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any existing or future mortgage, and to the rights of any lessor under any ground or improvements lease of the Building (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as “mortgage,” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof. The foregoing subordination shall be conditioned upon the mortgagee’s execution and delivery to Tenant an agreement (in a commercially reasonable and recordable form as such mortgagee may

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reasonably provide, consistent with its usual practice) in which the mortgagee agrees that such mortgagee shall not disturb Tenant in its possession of the Premises upon Tenant’s execution thereof and attornment to such mortgagee as Landlord so long as there exists no Event of Default hereunder. Such agreement shall provide that upon such attornment, this Lease shall continue in full force and effect as a direct lease between the mortgagee and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the mortgagee shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of mortgagor as Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with mortgagor as Landlord to the credit of Tenant, (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against mortgagor as Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month before the same is due under this Lease, which was not approved in writing by the mortgagee, (v) liable beyond mortgagee’s interest in the Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (vii) required to remove any person occupying the Premises or any part thereof, except if such person claims under the mortgagee. Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease.

Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) forecloses Landlord’s equity of redemption (or terminates or succeeds to a new lease in the case of a ground or improvements lease) no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged non-performance on the part of Landlord to any such mortgagee provided that an address for such mortgagee has been designated to Tenant in writing, and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than thirty (30) days (to be reasonably extended in the same manner Landlord’s cure period is to be extended and for such additional periods as is necessary to allow such Mortgagee to take possession of the Property) following Landlord’s cure period during which such mortgagee may, but need not, cure any non- performance by Landlord. Nothing in this Section 16.01 shall affect Tenant’s rights under Section 6.02(c). The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises. This Section shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver the subordination agreement in such form as any mortgagee may request.

16.02 Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but, subject to the limitations herein including Sections 16.01 and 10.02(b), the assignee shall be responsible only for non-performance of Landlord’s obligations that occur after it succeeds to, and only during the period it holds possession of, Landlord’s interest in the Premises whether after foreclosure, voluntary deed in lieu of foreclosure or otherwise.

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16.03 Other Instruments. Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Lease (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee.

16.04 Estoppel Certificates. Within ten (10) business days after Landlord’s written request to Tenant, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) that to Tenant’s knowledge Landlord is not in default under this Lease (or if Tenant believes that Landlord is in default, describing it in reasonable detail); and (v) such other factual information with respect to Tenant or this Lease to Tenant’s knowledge as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Landlord may deliver any such statement by Tenant to any such prospective purchaser or encumbrancer, which may rely conclusively upon such statement as true and correct. If Tenant does not deliver such statement to Landlord within such ten (10) business day period, Landlord, and any such prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one (1) month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

16.05 Tenant’s Financial Condition. Tenant, within ten (10) days after request from Landlord from time to time, shall deliver to Landlord Tenant’s annual audited financial statements for the latest available two (2) fiscal years, including the year ending no more than six (6) months prior to Landlord’s request, and quarterly financial statements certified in writing by Tenant’s chief executive officer or other person duly appointed to certify such statements. Landlord may deliver such financial statements to its investors, mortgagees, lenders and prospective mortgagees, lenders, investors and purchasers. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of its date. Except for publicly available information, Landlord shall use commercially reasonable efforts to maintain such financial statements on a confidential basis for the purposes set forth in this Section 16.05. Landlord agrees to keep all such financial statements confidential and not to release them without the prior consent of Tenant, other than to current and prospective lenders, investors and purchasers of the Building and other relevant persons on a need-to-know basis, provided that all such lenders, purchasers and other persons agree to maintain the confidentiality of such statements. Notwithstanding the foregoing, Tenant shall have no obligation to deliver to Landlord, nor shall Landlord have any obligation to keep confidential, any financial statements if the same are filed with the U.S. Securities and Exchange Commission.

ARTICLE 17: MISCELLANEOUS PROVISIONS

17.01 Landlord’s Consent Fees. In addition to fees and expenses in connection with Tenant Work, as described in Section 10.06, Tenant shall pay Landlord’s reasonable third-party fees and expenses, including reasonable legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article 13 (Assignment and Subletting) or in connection with any other act by Tenant that requires Landlord’s consent or approval under this Lease.

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17.02 Notice of Landlord’s Default. Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. It is the express understanding and agreement of the parties and a condition of Landlord’s agreement to execute this Lease that except as expressly provided herein in no event shall Tenant have the right to terminate this Lease or seek an abatement to or offset from Base Rent, Additional Rent or Rent as a result of Landlord’s default, but Tenant shall be entitled to seek all other remedies, at law or equity, as a result of such default, subject to the terms and conditions of this Lease. Tenant hereby waives its right to recover punitive, special or consequential damages arising out any act, omission or default by Landlord (or any party for whom Landlord is responsible). This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of force majeure, and the time for Landlord’s performance shall be extended for the period of any such delay. Any claim, demand, right or defense by Tenant that arises out of this Lease or the negotiations which preceded this Lease shall be barred unless Tenant commences an action thereon, or interposes a defense by reason thereof, within twelve (12) months after the date of, or the date Tenant should have reasonably had notice of, the inaction, omission, event or action that gave rise to such claim, demand, right or defense.

17.03 Quiet Enjoyment. Landlord agrees that, so long as (i) there then exists no uncured Event of Default on the part of Tenant under the terms of this Lease and (ii) this Lease is in full force and effect, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease and any encumbrances of record. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, expressed or implied.

17.04 Interpretation. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” includes Tenant’s agents, employees, contractors, invitees, successors, assigns or others using the Premises with Tenant’s expressed or implied permission.

17.05 Notices. All notices, requests and other communications required or permitted under this Lease shall be in writing, addressed as specified in Article 1, and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, (iii) delivered by a national overnight delivery service that maintains delivery records or (iv) sent by telecopier or facsimile machine (“fax”) that automatically generates a transmission report, with a copy also sent as described in clause (i), (ii) or (iii). All notices shall be effective upon delivery (or first attempted refusal to accept delivery); provided, however, that notice by fax or telecopy shall be effective when transmitted. Either party may change its notice address upon written notice to the other party.

17.06 No Recordation. Tenant shall not record this Lease but, if required by applicable law in order to protect Tenant’s interest in the Premises, each party hereto agrees, on the request of the other, to execute a so-called memorandum of lease or short form lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. The party requesting or requiring such recording shall pay all transfer taxes and recording fees. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

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17.07 Security Measures. Tenant acknowledges that except as otherwise provided herein, Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Property, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Landlord currently provides periodic patrolled security of the Building common areas and grounds from time to time throughout the day and night, the cost of which shall be included in Operating Expenses. Landlord reserves the right at any time or from time to time, in its sole discretion, to implement additional, modify, alter or discontinue security measures for the Building, Property or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall, as and to the extent provided in Section 8.01, be included within the definition of Operating Expenses, and to the maximum extent permissible by law, Landlord shall have no liability to Tenant and its agents, employees, contractors and invitees arising out of Landlord’s provision of security measures. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Building to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Building.

17.08 Corporate Authority. If Tenant is a corporation, limited liability company, trust, or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Landlord is a corporation, limited liability company, trust, or general or limited partnership, Landlord, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms.

17.09 Intentionally Omitted.

17.010 Joint and Several Liability; Right to Lease. If more than one (1) party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant. Landlord reserves the absolute right to effect such other tenancies in the Property as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Property.

17.011 Force Majeure. Except as herein expressly provided, if either party cannot perform any of its obligations under this Lease due to events beyond its reasonable control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of the events. Events beyond a party’s reasonable control include, without limitation, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of or the inability to obtain labor or material from customary sources on customary terms, government regulation or restriction, weather conditions or acts, neglects or delays of Tenant. The preceding sentence shall not apply to a party’s covenants and obligations to pay rent, additional charges and/or other charges or sums due to the other or required to be paid to third parties hereunder and shall not be interpreted to diminish Landlord’s rights hereunder to cure an Event of Default by Tenant or to recover the expense of such cure.

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17.012 Limitation of Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties that extend beyond those expressly set forth in this Lease.

17.013 Certain Amenities; Cafeteria. Landlord has made arrangements for the operation of a cafeteria food service facility in the East Wing of the Building (the “One Ledgemont Cafeteria”) and in the building known as Two Ledgemont (the “Two Ledgemont Cafeteria”; collectively, One Ledgemont Cafeteria and Two Ledgemont Cafeteria shall be referred to, collectively, as the “Cafeterias”). The Cafeterias will be available for use by Tenant and its employees, together with others, during their respective hours of operation and in accordance with any Landlord’s Rules that may be established concerning such use. Charges for food and other services provided at the Cafeterias shall be as determined by the operator(s) of the Cafeterias (or Landlord) from time to time in its or their sole discretion. It is understood and agreed that all use of the Cafeterias and its facilities shall be at the sole risk of Tenant and the employees using same, and Tenant hereby releases Landlord, and the owner or operator of the Cafeterias, from any liability in connection with such use and indemnifies and holds the Landlord, and the owners or operators of the Cafeterias, harmless from and against any loss, cost, liability, damage or expense occasioned by or in any way related to or arising from the use of the Cafeterias by Tenant or Tenant’s employees or by any other party allowed to use same by Tenant or any of its employees. Landlord agrees to use commercially reasonable and diligent efforts to continue the operation of the One Ledgemont Cafeteria during the Lease Term and to continue the operation of the Two Ledgemont Cafeteria or otherwise provide commercially reasonable food service in the Building in the event no other commercially reasonable food service is offered in the Project; provided, however, that in no event shall Landlord be required to use such efforts as to the Two Ledgemont Cafeteria in the event that building is no longer owned or controlled by Landlord or that building is no longer a multi-tenanted building. Any costs or losses incurred by Landlord in operating the Cafeterias may be included as part of the Operating Expenses for the Operating Year in which such costs or losses were incurred.

17.014 No Other Brokers. Landlord and Tenant represent and warrant to each other that it has engaged no real estate brokers or finders other than the Broker(s) named in Article 1 and Landlord’s Managing Agent with respect to this Lease. Landlord and Tenant each agree to indemnify and hold the other harmless from any claim, demand, cost or liability, including reasonable attorneys’ fees and expenses, asserted by any party other than the Broker(s) named in Article 1 and Landlord’s Managing Agent based upon a claim that such party was engaged by the indemnifying party. Landlord shall be responsible for the payment of any brokerage fees to the Broker(s)s named in Article 1 and Landlord’s Managing Agent. The provisions of this Section shall survive the Term or early termination of this Lease.

17.015 Applicable Law and Construction. This Lease may be executed in counterparts, shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of the state where the Property is located without regard to principles of choice of law or conflicts of law. A facsimile signature to this Lease shall be sufficient to prove the execution by a party. The covenants of Landlord and Tenant are independent, and such covenants shall be construed as such in

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accordance with the laws of the state where the Property is located. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 13. The titles are for convenience only and shall not be considered a part of the Lease. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall, except as expressly otherwise provided herein, be unconditional; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. The enumeration of specific examples of a general provisions shall not be construed as a limitation of the general provision. Unless a party’s approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant and approved by the holder of any mortgagee of the Premises having the right to approve this Lease. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. Signed originals of this Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any such reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment. The term “Term” includes the Initial Term as it may be extended pursuant to Section 3.03.

17.016 Construction on the Property or Adjacent Property. Tenant acknowledges that Landlord is undertaking, or may undertake in the future, certain renovations in the Building or on or about the Property (the “Project”) including the right to make changes to the size, shape, location, number and extent of the improvements comprising the Property. In connection therewith, Landlord may, among other things, erect scaffolding or other necessary structures at the Property, limit or eliminate access to portions of the Property, including portions of the common areas, or perform work in or about the Building, which work may create noise, dust or leave debris in the Building. Landlord and its agents, employees, licensees and contractors shall also have the right to enter on the Property or Building to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of the Building; to erect scaffolding and protective barricades around, within or adjacent to the Building; and to do any other act necessary for the safety of the Building or the

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expeditious completion of such work. Although Landlord shall use commercially reasonable efforts to minimize any material interference of Tenant’s use or occupancy of or access to the Premises, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the foregoing work, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such work or Landlord’s actions in connection therewith. Landlord shall have the right, in connection with the development, redevelopment, alteration, improvement, operation, maintenance, or repair of the Building, the Property or the Project, to subject the Property to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of elements thereof, for access and egress for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Building, the Property or the Project and to subject the Property to such other rights, agreements, and covenants for such purposes as Landlord may determine. Tenant hereby agrees that this Lease shall be subject and subordinate to any such matters that do not materially adversely affect Tenant’s rights or Landlord’s obligations under this Lease or Tenant’s use and enjoyment of the Premises. The foregoing sentence shall be self-operative. Neither Tenant nor any persons acting under Tenant shall take any action to oppose the Project, nor shall the Tenant knowingly permit any persons acting under Tenant to take any action in opposition to the Project.

17.017 Intentionally	Omitted.

17.018 Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall, except if disclosure is required by law or regulation applicable to Tenant, including required financial disclosures or securities filings use commercially reasonable efforts to maintain the confidentiality of the terms and conditions of this Lease. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

17.019 OFAC CERTIFICATION AND INDEMNITY. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant nor any stockholder, manager, beneficiary, partner, or principal of Tenant is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act. The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. Tenant shall from time to time, within ten days after request by Landlord, deliver to Landlord any certification or other evidence reasonably requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any

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respect when made or delivered, or thereafter becomes untrue in any respect, then an Event of Default by Tenant hereunder shall be deemed to occur. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all liabilities, losses claims, damages, penalties, fines, and costs (including attorneys’ fees and costs) arising from or related to the breach of any of the foregoing representations, warranties, and duties of Tenant. The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

17.020 WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY WITH RESPECT THERETO UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

17.021 Attorney’s Fees. In the event of any litigation between Landlord and Tenant related to this Lease or the Premises the prevailing party shall be entitled to recover as a part of such proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs and expert fees.

17.022 Tenant shall have the right from time to time to grant security interests in all of the Tenant Property located within the Premises to its lenders in connection with Tenant’s financing arrangements, and any statutory or common law lien of Landlord against Tenant Property shall be subject and subordinate to such security interest. Landlord agrees that it shall subordinate its lien on all such Tenant Property pursuant to a commercially reasonable form of lien waiver (which may include mutually satisfactory access rights for the benefit of he holders of such security interests) reasonably approved by Landlord.

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Executed to take effect as a sealed instrument on the Date of Lease first set forth above.

LANDLORD:

ONE LEDGEMONT LLC

By:	/s/ Robert L. Beal

	Name:	Robert L. Beal
	Title:	Manager

TENANT:

CONCERT PHARMACEUTICALS, INC.

By:	/s/ Roger Tung

	Name:	Roger Tung
	Title:	President & CEO
Duly Authorized

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Executed to take effect as a sealed instrument on the Date of Lease first set forth above.

LANDLORD:

ONE LEDGEMONT LLC

By:
Name:
Title:

TENANT:

CONCERT PHARMACEUTICALS, INC.

By:	/s/ R. Silverman

	Name:	ROBERT SILVERMAN
	Title:	VP & General Counsel
Duly Authorized

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Exhibit A

Plan of Leased

Premises

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Exhibit B

Rules and Regulations

1.	If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Landlord shall direct electricians as to where and how telephone, data, and electrical wires are to be introduced or installed. The location of burglar alarms, telephones, call boxes or other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord

2.	Tenant shall not place a load upon any floor of its Premises, including mezzanine area, if any, which exceeds the load per square foot that such floor was designed to carry (100 lbs prsf live load) and that is allowed by law. Heavy objects shall stand on such platforms as reasonably determined by Landlord to be necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

3.	Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed.

4.	Tenant shall not drive nails, screw or drill into the partitions, woodwork, plaster or drywall (except for pictures and general office uses) or in any way deface the Premises or any part thereof. Tenant shall not affix any floor covering to the floor of the Premises or paint or seal any floors in any manner except as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall repair any damage resulting from noncompliance with this rule.

5.	No cooking shall be done or permitted on the Premises, except that Underwriters’ Laboratory approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

6.	All trash and refuse shall be contained in suitable receptacles at locations approved by Landlord. Tenant shall not place in the trash receptacles any personal trash or material that cannot be disposed of in the ordinary and customary manner of removing such trash without violation of any law or ordinance governing such disposal.

7.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governing authority.

8.	Tenant assumes all responsibility for securing and protecting its Premises and its contents including keeping doors locked and other means of entry to the Premises closed.

9.	Except as otherwise provided in this Lease, Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent.

10.	No person shall go on the roof without Landlord’s permission, not to be unreasonably withheld, conditioned or delayed.

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11.	Canvassing, soliciting, distribution of handbills or any other written material in the Building or Project Area is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Project Area without the written consent of Landlord.

12.	Any equipment belonging to Tenant which causes noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration.

13.	Driveways, sidewalks, halls, passages, exits, entrances and stairways (“Access Areas”) shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. Access areas are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the reasonable judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building or its tenants.

14.	Subject to the terms and conditions of the Lease, Landlord reserves the right to designate the use of parking areas and spaces. Tenant shall not park in visitor, reserved, or unauthorized parking areas. Tenant and Tenant’s guests shall park between designated parking lines only and shall not park motor vehicles in those areas designated by Landlord for loading and unloading. Vehicles in violation of the above shall be subject to being towed at the vehicle owner’s expense. Tenant shall endeavor to notify Landlord’s property management of any vehicles to be parked overnight on or about the Building or parking areas serving same. Vehicles parked overnight without such Tenant notification may be subject to being towed at vehicle owner’s expense. Tenant will from time to time, upon the request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees or agents.

15.	No trucks, tractors or similar vehicles can be parked anywhere other than in Tenant’s own truck dock area. Tractor-trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the paving surfaces. No parking or storing of such trailers will be permitted in the parking areas or on streets adjacent thereto.

16.	Except as otherwise provided in the Lease, no sign, placard, picture, advertisement, name or notice (collectively referred to as “Signs”) shall be installed or displayed on any part of the outside of the Building without the prior written consent of the Landlord which consent shall be in Landlord’s sole discretion. Subject to the terms and conditions of the Lease, all approved Signs shall be printed, painted, affixed or inscribed at Tenant’s expense by a person or vendor approved by Landlord and shall be removed by Tenant at Tenant’s expense upon vacating the Premises. Landlord shall have the right to remove any Sign installed or displayed in violation of this rule at Tenant’s expense and without notice. Subject to approval by Landlord and by the Town of Lexington, Tenant will have the right to signage similar to that of other tenants of the Building. All such signage will be installed, maintained, and, at the end of the Term, removed by Tenant at its sole expense, with Tenant repairing any damage caused by same.

17.	During periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow and loading and unloading areas of other tenants. All products, materials or goods must

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be stored within the Tenant’s Premises and not in any exterior areas, including, but not limited to, exterior dock platforms, against the exterior of the Building, parking areas and driveway areas. Tenant agrees to keep the exterior of the Premises clean and free of nails, wood, pallets, packing materials, barrels and any other debris produced from their operation.

18.	Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or parking lot.

19.	Tenant shall not permit smoking or carrying of lighted cigarettes or cigars in the Building.

20.	Canvassing, soliciting, distribution of handbills or any other written material in the Building or Project Area is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Project Area without the written consent of Landlord.

21.	Except for animals used in connection with Tenant’s Permitted Uses, Tenant shall not permit any animals, other than seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the property.

22.	Tenant shall not alter any lock or other access device or install a new or additional lock or access device or bolt on any door of its Premises without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or other means of access to all doors.

23.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.

24.	Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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Exhibit C

Rules and Regulations for Design and Construction of Tenant Work

1.	DEFINITIONS

1.1 Building:	128 Spring Street, Ledgemont I.

1.2 Property Manager:	Beal and Company, Inc., or such other individual/entity as landlord may designate, from time to time.

1.3 Consultant:	Any architectural, engineering or design consultant- engaged by a Tenant in connection with Tenant Work.

1.4 Contractor:	Any Contractor engaged by Tenant of the Building for the performance of any Tenant Work, and any Subcontractor employed by any such Contractor.

1.5 Plans:	All architectural, electrical and mechanical construction drawings and specifications required for the proper construction of the Tenant Work.

1.6 Regular Business Hours:	Monday through Friday, 8:00 a.m. through 6:00 p.m., holidays and weekends excluded.

1.7 Tenant:	Any occupant of the Building.

1.8 Tenant Work:	Any alterations, improvements, additions, repairs or installations on the building performed by or on behalf of any Tenant.

1.9 Tradeperson:	Any employee (including, without limitation, any mechanic laborer, or Tradeperson) employed by a Contractor performing Tenant Work.

2.	GENERAL

2.1	All Tenant Work shall be performed in accordance with these Rules and Regulations and the applicable provisions of the Lease and to current local and state code.

2.2	The provisions of these Rules and Regulations shall be incorporated in all agreements governing the performance of all Tenant Work, including, without limitation, any agreements governing services to be rendered by each Contractor and Consultant.

2.3	Except as otherwise provided in these Rules and Regulations, all inquires, submissions and approvals in connection with any Tenant Work shall be processed through the Property Manager.

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3.	INTENTIONALLY OMITTED.

4.	RECONSTRUCTION NOTIFICATION AND APPROVALS

4.1	Approval to Commence Work:

A)	Tenant shall submit to Property Manager, for the approval of the Landlord, the names of all prospective Contractors and Certificates of Insurance, prior to issuing any bid packages to such Contractors.

B)	No Tenant Work shall be undertaken by any Contractor or Tradeperson unless and until all the matters set forth in Section 4.2 below have been received for the Tenant Work in question and unless the Property Manager has approved the matters set forth in Section 4.2 below.

4.2	No Tenant Work shall be performed unless, at least two (2) weeks before any Tenant Work is to begin, all of the following have been provided to the Property Manager and approved. In the event that Tenant proposes to change any of the following, the Property Manager shall be immediately notified of such change and such change shall be subject to the approval of the Property Manager:

A)	Schedule for the work, indication start and completion dates, any phasing and special working hours, and also a list of anticipated shutdowns of building systems.

B)	List of all Contractors and Subcontractors, including addresses, telephone numbers, emergency (after hours) telephone numbers, trades employed, and the union affiliation, if any, of each Contractor and Subcontractor.

C)	Names and telephone numbers of the supervisors of the work.

D)	Copies of all necessary governmental permits, licenses and approvals.

E)	Proof of current insurance, to the limits set out in Schedule A to these Rules and Regulations, naming Landlord (One Ledgemont LLC) and Landlord’s designees as additional insured parties.

F)	Notice of the involvement of any Contractor in any ongoing threatened labor dispute.

G)	Payment, Performance and Lien Bonds from sureties acceptable to Landlord, in form acceptable to Landlord, naming Landlord as an additional obligee.

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H)	Evidence that Tenant has made provision for either written waivers of lien from all Contractors and suppliers of material, or other appropriate protective measures approved by Landlord.

I)	A pre-existing condition survey as specified in Section 7.2(C).

4.3	Reporting Incidents: All accidents, disturbances, labor disputes or threats thereof, and other noteworthy events pertaining to the Building or the Tenant’s property shall be reported immediately to the Property Manager. A written report must follow within twenty-four (24) hours.

5.	CONSTRUCTION SCHEDULE

5.1	Coordination:

A)	All Tenant Work shall be carried out expeditiously and with minimum disturbance and disruption to the operation of the Building and without causing discomfort, inconvenience, or annoyance to any of the other tenants or occupants of the Building or the public at large.

B)	All schedules for the performance of construction, including materials deliveries, must be coordinated through the Property Manager. The Property Manager shall have the right, without incurring any liability to any Tenant, to stop activities and/or to require rescheduling of Tenant Work based upon adverse impact on the tenants or occupants of the Building or on the maintenance or operation of the Building.

C)	If any Tenant Work requires the shutdown of risers and mains for electrical, mechanical, sprinkler, and plumbing work, such work shall be supervised by a representative of Landlord, the cost of which shall be charged directly to the tenant at the prevailing building rate. No Tenant Work will be performed in the Building’s mechanical or electrical equipment rooms without both Landlord’s prior approval and the supervision of a representative of Landlord, the cost of which shall be reimbursed by the Tenant to the Landlord. Tenant shall provide the Property Manager with at least one week to schedule such work.

5.2	Time Restrictions:

A)	Subject to Section 5.1 of these Rules and Regulations, general construction work will generally be permitted at all times, unless such work affects other tenants or occupants of the building or poses a safety concern at which time it will need be scheduled during non-business hours.

B)	Tenant shall provide the Property Manager with at least forty eight (48) hours notice before proceeding with Special Work, as hereinafter defined, and such Special Work will be permitted only at times agreed to by the Property Manager during periods outside of Regular Business Hours. “Special Work” shall be defined as the following operations:

1.	All utility disruptions, shutoffs and turnovers.

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2.	Activities involving high levels of noise, including demolition, coring, drilling and ramsetting.

3.	Activities resulting in excessive dust or odors, including demolition, staining and spray painting.

4.	All construction work which will require access to multi-tenant areas or other tenant areas.

C)	The delivery of construction materials to the Building, their distribution within the Building, and the removal of waste materials shall also be confined to periods outside Regular Business Hours, unless otherwise specifically permitted in writing by the Property Manager. Costs for use of the freight elevator after Regular Business Hours shall be billed directly to such tenant at the then prevailing rate.

D)	If coordination, labor disputes or other circumstances require, the Property Manager may change the hours during which regular construction work can be scheduled and/or restrict or refuse entry to and exit from the Building by any Contractor.

6.	CONTRACTOR PERSONNEL

6.1	Work in History:

A)	All Contractors shall be responsible for employing skilled and competent personnel and suppliers who shall abide by the rules and regulations herein set forth as amended from time to time by Landlord.

B)	No Tenant shall at any time, either directly or indirectly, employ, permit the employment, or continue the employment of any contractor if such employment or continued employment will or does interfere or cause any labor disharmony, coordination difficulty, delay or conflict with any other contractors engaged in construction work in or about the Building or the complex in which the Building is located.

C)	Should a work stoppage or other action occur anywhere in or about the Building as a result of the presence, anywhere in the Building, or a Contractor engaged directly or indirectly by a Tenant, or should such Contractor be deemed by Landlord to have violated any applicable rules or regulations, then upon twelve hours written notice, Landlord may, without incurring any liability to Tenant or said contractor, require any such Contractor to vacate the premises demised by such Tenant and the Building, and to cease all further construction work therein.

6.2	Conduct:

A)	While in or about the Building, all Tradepersons shall perform in a dignified, quiet, courteous, and professional manner at all times. Tradepersons shall wear clothing suitable for their work and shall remain full attired at all times. All Contractors will be responsible for their Tradepersons’ proper behavior and conduct.

B)	The Property Manager reserves the right to remove any one who, or any contractor which; is causing a disturbance to any tenant or occupant of the Building or any other person using or servicing the Building; is interfering with the work of others; or is in any other way displaying conduct or performance not compatible with the Landlord’s standards.

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6.3	Access:

A)	All Contractors and Tradepersons shall contact the Property Manager prior to commencing work, to confirm work location and Building access, including elevator usage and times of operation. Access to the Building before and after Regular Business Hours or any other hours designated from time to time by the Property Manager and all day on weekends and holidays will only be provided when forty-eight (48) hours advanced notice is given to the Property Manager.

B)	No Contractor or Tradepersons will be permitted to enter any private or public space in the Building, other than the common areas of the Building necessary to give direct access to the premises of Tenant for which he has been employed, without the prior approval of the Property Manager.

C)	All Contractors and Tradepersons must obtain permission from the Properly Manager prior to undertaking work in any space outside of the Tenant’s premises. This requirement specifically includes ceiling spaces below the premises where any work required must be undertaken at the convenience of the affected Tenant and outside of Regular Business Hours. Contractors undertaking such work shall ensure that all work, including work required to reinstate removed items and cleaning, be completed prior to opening of the next business day. Any cleaning or repairs costs incurred by Landlord, as a result of work outside the construction area shall be charged to the Tenant.

D)	Contractors shall ensure that all furniture, equipment and accessories in areas potentially affected by any Tenant Work shall be adequately protected by means of drop cloths or other appropriate measures. In addition, all Contractors shall be responsible for maintaining security to the extent required by the Property Manager.

E)	Temporary access doors for tenant construction areas connecting with a public corridor will be building standards, i.e., door, frame, hardware and lockset. A copy of the key will be furnished to the Property Manager.

6.4	Safety:

A)	All Contractors shall police ongoing construction operations and activities at all times, keeping the premises orderly, maintaining cleanliness in and about the premises, and ensuring safety and protection of all areas, including truck docks, elevators, lobbies, and all other public areas which are used for access to the premises.

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B)	All Contractors shall appoint a supervisor who shall be responsible for all safety measures, as well as for compliance with all applicable government laws, ordinances, rules and regulations such as, for example, “OSHA” and “Right-to-Know” legislation.

C)	Any damage caused by Tradepersons or other Contractor employees shall be the responsibility of the Tenant employing the Contractor. Costs for repairing such damage shall be charged directly to such Tenant.

6.5	Parking:

A)	No parking of contractor or sub-contractor vehicles will be provided in the truck dock, handicapped or fire access lanes, or any private ways in or surrounding the property. Vehicles so parked will be towed at the expense of the Tenant who has engaged the Contractor for whom the owner of such vehicle is employed.

B)	Garage parking is available on-site.

7.	BUILDING MATERIALS

7.1	Delivery:

A)	All deliveries of construction materials shall be made at the predetermined times approved by the Property Manager and shall be effected safely and expeditiously only at the location determined by the Property Manager.

7.2	Transportation in Building:

A)	Distribution of materials from delivery point to the work area in the Building shall be accomplished with the least disruption to the operation of the Building possible. Elevators will be assigned for material delivery and will be controlled by the Building Management.

B)	Contractors shall provide adequate protection to all carpets, wall surfaces, doors and trim in all public areas through which materials are transported. Contractors shall continuously clean all such areas. Protective measures shall include runners over carpet, padding in elevators and any other measures determined by the Property Manager.

C)	Any damage caused to the Building through the movement of construction materials or otherwise shall be the responsibility of Tenant who has engaged the Contractor involved. Charges for such damage will be submitted by the Landlord directly to the Tenant. Prior to the commencement of tenant work, a pre-existing condition survey shall be submitted to the Property Manager. Such survey shall be used at the completion of the project to determine, if any, the extent of damage to the building systems or finishes.

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7.3	Storage and Placement:

A)	All construction materials shall be stored only in the premises where they are to be installed. No storage of materials will be permitted in any public areas, loading docks or corridors leading to the premises.

B)	No flammable, toxic, or otherwise hazardous materials may be brought in or about the Building unless all of the following are met: (i) authorized by the Property Manager, (ii) all applicable laws, ordinances, rules and regulations are complied with, and (iii) all necessary permits have been obtained. All necessary precautions shall be taken by the contractor handling such materials against damage or injury caused by such materials.

C)	All materials required for the construction of the premises must comply with Building Standards, must conform with the plans and specifications approved by Landlord, and must be installed in the locations shown on the drawings approved by the Landlord.

D)	All work shall be subject to supervision and inspection by Landlord’s Representative.

E)	No alterations to approved plans will be made without prior knowledge and approval of the Property Manager. Such changes shall be documented on the as-build drawings required to be delivered to Landlord pursuant to Paragraph 10 of the rules and regulations.

F)	All protective devices (e.g., temporary enclosures and partitions) and materials, as well as their placement, must be approved by the Property Manager.

G)	It is the responsibility of Contractors to ensure that the temporary placement of materials does not impose a hazard to the Building or its occupants, either through overloading, or interference with Building systems, access, egress or in any other manner whatsoever.

H)	All existing and/or new openings made through the floor slab for piping, cabling, etc. must be sealed per code. All holes in the floor slab at abandoned floor outlets, etc. need to be filled with solid concrete.

7.4	Salvage and Waste Removal:

A)	All rubbish, waste and debris shall be neatly and cleanly removed from the Building by Contractors daily unless otherwise approved by the Property Manager. The Building’s trash compactor shall not be used for construction or other debris. For any demolition and debris, each Contractor must make arrangements with the Property Manager for the scheduling and location of an additional dumpster to be supplied at the cost of the Tenant engaging such Contractor. Where, in the opinion of the Property Manager, such arrangements are not practical, such Contractors will make alternative arrangements for removal at the cost of the Tenant engaging such Contractors.

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B)	Toxic or flammable materials are to be properly removed daily and disposed of in full accordance with all applicable laws, ordinances, rules and regulations.

C)	Contractors shall, prior to removing any item (including, without limitation, building standard doors, frames and hardware, light fixtures, ceiling diffusers, ceiling exhaust fans, sprinkler heads, fire horns, ceiling speakers and smoke detectors) from the Building, notify the Property Manager that it intends to remove such item. At the election of Property Manager, Contractors shall deliver any such items to the Properly Manager. Such items will be delivered, without cost, to an area designated by the Property Manager which area shall be within the Building or the complex in which the Building is located.

8.	PAYMENT OF CONTRACTORS

Tenant shall promptly pay the cost of all Tenant Work so that Tenant’s premises and the Building shall be free of liens for labor or materials. If any mechanic’s lien is filed against the Building or any part thereof which is claimed to be attributable to the Tenant, its agents, employees or contractors, Tenant shall give immediate notice of such lien to the Landlord and shall promptly discharge the same by payment or filing any necessary bond within 10 days after Tenant has first notice of such mechanic’s lien.

9.	CONFLICT BETWEEN RULES AND REGULATIONS AND LEASE

In the event of any conflict between the Lease and these Rules and Regulations, the terms of the Lease shall control.

10.	GENERAL

10.1. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.

10.2. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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SCHEDULE A OF EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

Ledgemont Center

BASE BUILDING CHARGES

Contractors desiring to work on the Building Systems must coordinate all work with the Management Office at 781-861-7786.

All work must be scheduled a minimum of one week prior to the start of work. A work order will be issued listing the system affected and the time of shutdown. No work will commence until the work order has been signed by an authorized representative of the construction company.

Contractors must obtain credit approval from the Management Office prior to any work authorization.

	Fire Alarm Shutdown	Reconnect Shutdown

8:00 a.m. to 5:00 p.m.	$125.00	N/C
5:00 p.m. to 8:00 a.m.	$175.00	$175.00
Saturday	$225.00	$225.00
Sunday	$250.00	$250.00

Labor charge (per person) for Fire Alarm Watch or Sprinkler System Shutdown (required when servicing or testing any life safety device):

8:00 a.m. to 5:00 p.m.	$40.00 per hour
5:00 p.m. to 8:00 a m.	$60.00 per hour
Saturday	$60.00 per hour
Sunday	$80.00 per hour

Contractor may not proceed with any work until authorization to begin work has been obtained from the Management Office. A separate request is to be issued for each day in which the Life Safety work is being performed.

Contractor will be fined $1,500.00 for each and every false alarm caused by contractors employees or their actions. Contractor will be fined $500.00 for every smoke detector covered by the contractor or their subcontractors.

$30.00 Per Hr (3 Hr Min) Contractors must pay a minimum of $1,500.00 to repair the elevator cabs if damaged.

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SCHEDULE B OF EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

INSTALLATION OF CABLES

1.1	Computer and Telephone Cables

1.1.1	Layout

A layout of cables must be submitted to the Property Manager for approval prior to installation.

1.1.2	Installation

A)	Cables installed above the ceiling must be Teflon coated or encased in metal conduit.

B)	Cables must be tagged every 15’ and color coded.

C)	Cables must be properly affixed to the framing above the duct work so that they are self-supporting. Do not fasten to light fixtures.

D)	Cables must not sag and will be installed in the shortest possible runs.

E)	Connections (connectors, splices, etc.) must be securely installed so that they will not pull apart if cable is accidentally touched or pulled.

1.2	Electrical Floor Outlet Cables

1.2.1	Layout

A layout of cables must be submitted to the Property Manager for approval prior to installation.

1.2.2	Installation

A)	Cables must be tagged every 15’ and color coded.

B)	Runs will be as short and as free of slack as possible secured per code requirements.

C)	Cables are to be installed in tenant’s own ceiling then down partitions into the ceiling of the tenant below.

D)	Cables must be properly secured so that they are self supporting.

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E)	All connections (connectors, splices, etc.) must be located in the tenant’s own space to avoid damage from below.

F)	Cables must be secured with clamps where they pass through the floor to prevent connections from separating.

G)	Where feasible, install cables above duct work and other materials in the ceiling.

1.1	Electrical Work

1.3.1	All power wiring in Mechanical Rooms, Electric Rooms and Telephone rooms must be in EMT.

1.4	Security System

1.4.1	Layout

A layout of the security system wiring must be submitted to the Property Manager for approval prior to installation.

1.4.2	Installation

A)	All wiring for the security system will be tagged every 15’.

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SCHEDULE C OF EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

1.	WELDING AND HEAT CUTTING WORK

1.1	Definition

Welding and heat cutting activities as well as soldering and brazing shall be included in “Special Work” category as defines in Section 5.2(B). They require the tenant to provide the Property Manager with at least forty eight (48) hours notice before proceeding and must be performed during periods outside of regular business hours.

1.2	Permitting

The Contractor must obtain a permit from the Lexington Fire Department before commencing work.

1.3	Precautions

Because welding and other hot work is a fire hazard, the Contractor must observe the following precautions and procedures (when possible, work should be done in a non-combustible area):

A)	No sprinkler impairments are allowed during “Special Work” and while the fire watch is in place. The sprinkler impairment restriction is for the floor the “Special Work” is taking place on and the floor above and the floor below.

B)	Smoke Detectors in the work area should be de-activated by the Building Manager for the duration of the work. The Property Manager will re-activate smoke detectors when the work is complete.

C)	Combustible materials shall be located at least fifty (50) feet from hot work operations and shall be covered with non-combustible materials.

D)	All flammable liquids and other hazards must be removed.

E)	All floor and wall openings must be covered with non-combustible material.

F)	Containers, tanks, ducts, etc. must be cleaned and purged of flammable vapors, liquids, dusts etc.

G)

A minimum of one multipurpose ABC rated portable fire extinguisher must be provided within ten (10) feet of the work area. The extinguisher should be fully charged and have been properly serviced within the last year. It is the

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responsibility of the contractor to provide fire extinguishers. Building extinguishers should not be used. A standpipe hose should also be readily available.

H)	A fire watch should be maintained on the floor levels where the work was conducted plus the next two floors below for at least one hour after welding or burning has ceased. The fire watch shall consist of a member of the Lexington Fire Department. If there is a chance that slag could enter into a utility or elevator shaft, then the fire watch should cover the base of the shaft as well as the intermediate floors.

I)	If determined, a member of the Lexington Fire Department shall be on site, at Tenant cost, for any “Special Work”.

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Exhibit D

Tenant Work Insurance Schedule

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a) General Liability	$1,000,000 per occurrence
$1,000,000 personal & advertising injury
$2,000,000 products/completed operations agg
$2,000,000 general aggregate

The General Contractor is required to maintain, during the construction period and up to 3 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured as respects the project during construction and for completed operations up to 3 years after the end of the project. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy.

(b)	Auto Liability	$1,000,000 combined single limit (Any Auto) for bodily injury and property damage, hired and non-owned cover.

(c)	Workers Compensation Statutory Limits Employers Liability	$1,000,000 each accident $1,000,000 each employee $1,000,000 policy limit

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General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d) Umbrella/Excess Liability	$3,000,000 per occurrence $3,000,000 aggregate

(e) Environmental Insurance – To the extent required by Landlord Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(3) Deductibles. If any of the above insurances have deductibles or self insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit D shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A- and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

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Exhibit E

Work Letter

THIS WORK LETTER (the “Work Letter”) is attached to and made part, of that certain Lease (the “Lease”) by and between Landlord and Tenant. The terms, definitions, and other provisions of the Lease are hereby incorporated into this Work Letter by reference as if set forth in full. Capitalized terms used herein but not defined in this Work Letter shall have the meanings set forth in the Lease. In connection with the execution of the Lease, Landlord and Tenant hereby agree as follows:

1. Initial Tenant Improvements. Tenant, at its sole cost and expense but subject to the Tenant Improvement Allowance, the Level 400 Lab Space Allowance and the Tenant’s Supplemental HVAC Contribution (all as defined below), shall cause the Substantial Completion of the construction and installation of ail of Tenant’s improvements to the Premises in accordance with Tenant’s Plans (as defined below) (“Initial Tenant Improvements”). The Initial Tenant Improvements shall be constructed in a good and workmanlike manner, using new, first quality materials and finishes equal to or better than Building standard construction materials and finishes and in compliance with all Legal Requirements and the terms and conditions of this Work Letter (and applicable provisions of the Lease).

2. Plans for the Initial Tenant Improvements; Contractor Approval. The Initial Tenant Improvements shall be in conformity with plans and specifications submitted to and approved by Landlord, and constructed by a contractor approved by Landlord, in accordance with the following provisions:

(a) On or about February 25, 2008, Tenant shall prepare and submit to Landlord for its approval two (2) sets of fully dimensioned scale plans and specifications (suitable for submission with a building permit application) for the Initial Tenant Improvements (including plans, elevations, critical sections and details and as otherwise provided in the Lease) (“Tenant’s Plans”). Tenant’s Plans shall be prepared by a licensed architect and where appropriate, mechanical, electrical and structural engineers, reasonably approved by Landlord. Landlord hereby approves Olson, Lewis, Dioli & Doktor, as Tenant’s Architect, ESI at Tenant’s HVAC engineer, Engineered Systems Inc. for Tenant’s plumbing and electrical engineering, and The Richmond Group as Tenant’s general contractor. Throughout the approval process for Tenant’s Plans, Tenant shall use commercially reasonable and diligent efforts to cooperate with Landlord and/or Landlord’s architect or engineer in responding to questions or requests for information or submissions regarding Tenant’s design requirements for the Initial Tenant Improvements. Landlord’s approval of Tenant’s Plans (or any requested modification, amendment or alteration thereto) shall not be unreasonably withheld or delayed so long as such plans do not (i) require any modification to any existing permits and approvals obtained by Landlord in connection with the Building, (ii) involve changes to structural components of the Building nor involve any material floor or exterior wall penetrations, or (iii) require any material modifications of the Building’s mechanical, electrical, plumbing, fire or life- safety systems. All construction work done by or on behalf of Tenant, in or to the Premises (including the Initial Tenant Improvements) causing roof penetrations shall be performed by or supervised by Landlord’s roofing contractor, or by a contractor otherwise approved by Landlord, which approval shall not be unreasonably withheld or delayed, and at Tenant’s expense, in such a way so as to not void any roof warranties or guaranties.

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(b) Within five (5) business days after receipt of Tenant’s Plans (unless the response reasonably requires a longer time), Landlord shall return one set of prints thereof with Landlord’s approval and/or required modifications noted thereon. Landlord shall also identify any components of the Tenant Initial Improvements which Landlord will require to be removed at the expiration of the Term or earlier termination of the Lease. If Landlord has approved Tenant’s Plans subject to modifications, such modifications shall be deemed to be acceptable to and approved by Tenant unless Tenant shall prepare and resubmit revised plans for further consideration by Landlord within a reasonable period. If Landlord has required modifications without approving Tenant’s Plans, Tenant shall prepare and resubmit revised drawings within fourteen (14) days for consideration by Landlord. All revised plans shall be submitted, with changes highlighted, and Landlord shall approve or disapprove such revised drawings within five (5) business days following receipt of the same. The foregoing submission process shall continue until Landlord has approved Tenant’s Plans and upon such approval, the approved plans shall constitute the “Tenant’s Plans.” Notwithstanding Landlord’s review and approval of Tenant’s Plans, Landlord assumes no responsibility whatsoever, and shall not be liable, for the manufacturer’s, architect’s, or engineer’s design or performance of any structural, mechanical, electrical, or plumbing systems or equipment of Tenant relating to the Initial Tenant Improvements or Tenant’s Plans. Notwithstanding the time periods permitted for either party’s review of Tenant’s Plans, both parties agree to use reasonable efforts to complete such review as soon as practical.

(c) Upon Landlord’s approval of Tenant’s Plans, Tenant shall not materially modify, amend or alter Tenant’s Plans without Landlord’s prior written approval during the construction process. Landlord will not unreasonably withhold or delay its approval of any requested modifications, amendments or alterations to Tenant’s Plans requested by Tenant, and (unless the response reasonably requires a longer time), Landlord shall respond within five (5) business days to Tenant’s request. Any material changes in the Initial Tenant Improvements from Tenant’s Plans as approved by Landlord shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Any deviation (other than immaterial changes that do not affect the quality or nature of the improvements or require an alteration in any Building mechanical, electrical, plumbing, fire or life-safety systems or Landlord’s permits and approvals) in construction from the design specifications and criteria set forth in Tenant’s Plans as approved by Landlord shall, at Landlord’s election, constitute a default for which Landlord may, after applicable notice and cure periods, elect to exercise the remedies available in the event of default under the provisions of this Lease, unless such default is cured in accordance with and in the time periods set forth in the Lease.

(d) Tenant’s Plans shall include detailed drawings and specifications for the design and installation of Tenant’s fire alarm and security system(s) for the Premises. Such system(s) shall meet all appropriate building code requirements, and the fire alarm and security systems shall, at Tenant’s expense, be integrated into, and in operational harmony with, Landlord’s fire alarm and security systems for the Building. Unless otherwise authorized or approved by Landlord in writing, Landlord’s electrical contractor and/or fire alarm contractor shall, at Tenant’s expense, make all final connections between Tenant’s and Landlord’s fire alarm and security systems. Tenant shall ensure that all work performed on the fire alarm and security system(s) shall be coordinated at the job site with the Landlord’s representative.

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(e) Upon the delivery of the Premises to Tenant and after final approval of Tenant’s Plans by Landlord, Tenant shall proceed promptly to commence and diligently complete construction of Initial Tenant Improvements in accordance with Tenant’s Plans and this Work Letter. Tenant’s contractors and subcontractors shall be licensed and be acceptable to and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, and shall, at Landlord’s option, be subject to administrative supervision by Landlord in their use of the Building, at no extra cost. Tenant shall furnish to Landlord a copy of the executed contract and applicable detailed cost schedule (and applicable back-up material as reasonably requested by Landlord) between Tenant and Tenant’s contractor covering all of Tenant’s obligations under this Work Letter. Tenant shall use commercially reasonable efforts to cause such work to be performed in as efficient a manner as is commercially reasonable. Tenant shall indemnify Landlord from and reimburse Landlord on demand for the cost of repairing any damage to the Building caused by Tenant or its contractors during performance of the Initial Tenant Improvements. Tenant’s contractor(s) shall conduct their work and employ labor in such manner as to maintain harmonious labor relations and to coordinate their activities with Landlord’s contractors so as not to interfere with Landlord or any other tenant or occupant of the Building or Project. Any work to be performed outside of the Building shall be coordinated with Landlord, and shall be subject to reasonable scheduling requirements of Landlord.

(f) Tenant acknowledges that it has engaged (or shall engage) its architects and contractors and Tenant shall be solely responsible for the actions and omissions of its architects and contractors or for delays caused by its architects or contractors. Landlord’s approval of any of Tenant’s architects or contractors and of any documents prepared by any of them, including but not limited to Tenant’s Plans, shall not be for the benefit of Tenant or any third party or be construed as a representation or warranty as to the suitability or legal compliance of same, and Landlord shall have no duty to Tenant or to any third parties for the actions or omissions of Tenant’s architects or contractors. Tenant shall indemnify and hold harmless Landlord against any and all losses, costs, damages, claims and liabilities arising from the actions or omissions of Tenant’s architects and contractors.

3. Permits and Approvals. Tenant shall obtain all building and other permits and approvals necessary to perform the construction and installation of the Initial Tenant Improvements prior to the commencement of such work. The Initial Tenant Improvements shall not (i) require any modification to any existing permits and approvals obtained by Landlord in connection with the Building or Project, (ii) involve changes to structural components of the Building nor involve any floor, or exterior wall penetrations unless approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, or (iii) require any material modifications of the Building’s mechanical (except as provided in the Lease as to Tenant’s Supplemental HVAC), electrical, plumbing, fire or life-safety systems unless approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

4. Prior to Commencing the Initial Tenant Improvements. Prior to commencing the Initial Tenant Improvements, Tenant shall deliver to Landlord (in addition to any other requirements under the Lease) the following:

(a) The address of Tenant’s contractor(s), and the names of the primary subcontractors Tenant’s contractor intends to engage for the construction of the Initial Tenant Improvements and Notices of Identification from each such entity pursuant to M.G.L. c.254, §4.

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(b) The estimated commencement date of construction and the estimated date of completion of the work, including fixturization.

(c) Certificates or policies of insurance evidencing that Tenant and Tenant’s contractor(s) have in effect (and shall maintain at all times during the course of the construction of Initial Tenant Improvements hereunder) the insurance coverages required under the Lease.

(d) An executed copy of the applicable building permit(s) for such work.

5. Temporary Connections; Trash. During the construction of the Initial Tenant Improvements, Landlord shall provide and pay for connections for all utilities brought to the Premises, if required; provided Tenant shall reimburse Landlord for all such utility costs reasonably and equitably allocable to the construction and completion of the Initial Tenant Improvements. Trash removal relating to the Initial Tenant Improvements, will be done continually at Tenant’s sole cost and expense. No trash, or other debris, or other waste may be deposited at any time outside the Premises or Building by Tenant or its contractor. If so, Landlord may remove it at Tenant’s expense, which expense shall equal the cost of removal plus ten percent (10%) of such costs.

6. Storage; Release and Indemnity; MSDS. Storage of Tenant’s contractors’ construction materials, tools and equipment shall be confined within the Premises in an area or areas designated by Landlord, and in no event shall any materials or debris be stored outside of the Premises or Building, except for Tenant’s Supplemental HVAC. To the extent Tenant’s equipment, fixtures, furniture, furnishings or other materials are stored or installed in the Premises prior to the Term Commencement Date by Tenant or its agents, Tenant hereby releases Landlord for any and all liability therefor and agrees to indemnify and hold Landlord harmless from and against any and all liability, loss, claim, cause of action, damages, cost or expense arising out of or in connection with loss or damage or destruction of any such equipment, fixtures, furnishings or other materials, unless such loss, damage or destruction is caused by the negligence or willful misconduct of Landlord or its agents. Tenant shall cause its contractors to provide Landlord with Material Safety Data Sheets (MSDS) required for all chemicals and substances they use on, at, in or about the Premises, which use shall be subject to the reasonable approval of Landlord.

7. Substantial Completion. As used herein the term “Substantial Completion” or “substantially complete” shall mean that the applicable work (i.e., the Initial Tenant Improvements or Landlord’s Work) shall have been completed in accordance with the requirements of the Lease except for punchlist items and that as to the applicable work a certificate of occupancy (temporary or permanent) or a fully-signed off building permit for the Premises issued by the Town of Lexington (the “Certificate of Occupancy”) permitting the use of the applicable space is available or has been issued, or that such work is otherwise substantially complete but the Certificate of Occupancy cannot be issued because the other party’s work is not substantially complete. Landlord shall provide Tenant access to the Building and the Premises for the purposes of constructing the Initial Tenant Improvements on the Delivery Date or prior thereto as reasonably determined by Landlord so long as such access is in accordance with all terms and conditions of this Work Letter (and applicable provisions of the Lease).

8. Upon Completion. Upon completion of the Initial Tenant Improvements, Tenant shall furnish Landlord:

(a) a Certificate of Occupancy issued by the Town of Lexington and other governmental approvals, if any, necessary to permit occupancy of the Premises for the Permitted Uses.

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(b) a notarized affidavit from Tenant’s contractor(s) that all amounts due for work done and materials furnished in completing Tenant’s Work have been paid.

(c) final releases of liens satisfactory in form and substance to Landlord from all contractors, subcontractors or material suppliers that have been involved in the performance of the Initial Tenant Improvements.

(d) two (2) complete sets of as-built plans (one (1) reproducible CAD file) and specifications covering all of the Initial Tenant Improvements, including architectural, electrical, and plumbing, with a list and description of all work performed by the contractors, subcontractors, and material suppliers, with all changes or modifications listed thereon.

9. Damage to Base Building. Tenant shall also be responsible for the cost of any damage to the Building required as a result of the Initial Tenant Improvements. Any damage to the existing finishes of the Building shall be patched and repaired by Tenant, at its expense, and all such work shall be done to Landlord’s reasonable satisfaction. If any patched and painted area does not match the original surface, then the entire surface shall be repainted at Tenant’s expense. Tenant agrees to indemnify and hold harmless Landlord, its agents, and employees from and against any and all costs, expenses, damage, loss, or liability, including, but not limited to, reasonable attorneys’ fees and costs, which arise out of, is occasioned by, or is in any way attributable to the build-out of the Premises by Tenant pursuant to this Work Letter.

10.	Payment of Costs for the Initial Tenants Improvements.

(a) Tenant Improvement Allowance. Subject to the Tenant Improvement Allowance and the Level 400 Lab Space Allowance set forth below, Tenant shall pay all of the costs and expenses of the Initial Tenant Improvements (which cost shall include, without limitation, the costs of construction, the cost of permits and permit expediting, and all architectural and engineering services obtained by Tenant in connection therewith). Landlord will provide Tenant an allowance (the “Tenant Improvement Allowance”) up to a maximum of Sixty-five and 00/100 Dollars ($65.00) per square foot of Rentable Area of the Premises, not to exceed Two Million Nine Hundred Twenty-three Thousand Six Hundred Thirty-five and 00/100 Dollars ($2,923,635.00). The Tenant Improvement Allowance shall be utilized first for so-called “hard” costs and building improvements to the Premises pursuant to Tenant’s Plans and then for so-called “soft” costs limited to architectural and design costs, construction management fees, reasonable moving costs, and legal fees relating directly to Tenant’s fit-up of and/or move into the Premises, but such “soft” costs shall be limited to as provided in Subsection (c) below. So long as Tenant is not in default of the Lease beyond any applicable notice or cure period, payment of the Tenant Improvement Allowance shall be paid by Landlord to Tenant, based upon requests for payment submitted by Tenant not more often than monthly. Each request for payment shall be accompanied by a written certification satisfactory to Landlord by Tenant’s Architect (or other licensed architect or engineer reasonably approved by Landlord) that all work up to the date of the request for payment has been completed, along with the releases (partial or complete) of liens from all of Tenant’s contractors and subcontractors for all work done and materials furnished up to the date of Tenant’s request for payment and Tenant’s final request for payment shall also be accompanied by the applicable items required under Section 8, above, along with any other support documentation

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reasonably required by Landlord in connection therewith. Upon receipt thereof, Landlord shall pay to Tenant, within thirty (30) days after submission of such items to Landlord, an amount equal to Landlord’s pro-rata share of such request for payment. Landlord’s pro-rata share shall mean the percentage that the sum of the Tenant Improvement Allowance and the Level 400 Lab Space Allowance bears to the total cost of the Initial Tenant Improvements (less ten (10%) percent of each payment to be retained by Landlord pending final completion and less fees and expenses, if any, due to Landlord or its agents relating to such completed work). Landlord’s pro-rata share may be reviewed and recalculated by Landlord from time to time and upon any cumulative upgrade/change orders in and upon such recalculation the necessary credits or payments shall be made by either Landlord or Tenant to bring the amount paid under the Tenant Improvement Allowance and the Level 400 Lab Space Allowance into compliance with the revised pro-rata share. Upon final completion of the Initial Tenant Improvements and receipt by Landlord of the items required under Section 8 above, Landlord shall pay to Tenant within thirty (30) days the remaining Tenant Improvement Allowance, plus the retainage (provided, however, that the retainage may not be released by Landlord until the punchlist items have been completed and, at Landlord’s election, sixty (60) days have elapsed since Tenant’s Contractor has properly recorded its Notice of Substantial Completion [in the form attached hereto as Schedule 1] in Middlesex South Registry of Deeds in accordance with MGL Ch 254 and has provided Landlord with satisfactory evidence that all subcontractors and vendors have been provided with a copy of the recorded Notice). Any and all costs for the construction of the Premises above the Tenant Improvement Allowance and the Level 400 Lab Space Allowance shall be paid by Tenant to the applicable contractors, subcontractors, and material suppliers. Landlord reserves the right to make any payment (or portion thereof) of the Tenant Improvement Allowance payable jointly to Tenant and its general contractor (or subcontractor or supplier) or directly to such contractor, subcontractor or supplier.

(b) Level 400 Lab Space Allowance. In addition to the Tenant Improvement Allowance, Landlord will make available to Tenant an additional allowance of up to a maximum of Eighty-five and 00/100 Dollars ($85.00) per actual square foot of Rentable Area of the Level 400 Lab Space, which in no event shall exceed Two Million Three Hundred Twenty-three Thousand Nine Hundred and 00/100 Dollars ($2,323,900.00) but shall be based on the actual rentable square footage of the Level 400 Lab Space (the “Level 400 Lab Space Allowance”). The Level 400 Lab Space Allowance, or portion thereof, actually used by Tenant pursuant hereto shall be amortized on a level-monthly-payment-of- principal-and-interest basis over the Initial Lease Term, together with an interest factor equal to ten percent (10%), and repaid by Tenant on a monthly basis as Additional Rent with monthly installments of Base Rent. (For example, if Tenant uses the entire $2,323,900.00 Level 400 Lab Space Allowance, the monthly payment over an eighty-four (84) month period at the stated interest rate would be $38,579.49.) The Level 400 Lab Space Allowance shall be utilized first for so-called “hard” costs and building improvements to the Premises pursuant to Tenant’s Plans and then for so-called “soft” costs limited to architectural and design costs, construction management fees, reasonable moving costs, and legal fees relating directly to Tenant’s fit-up of and/or move into the Premises, but such “soft” costs shall be limited to as provided in Subsection (c). Subject to repayment as set forth above, so long as Tenant is not in default of the Lease beyond any applicable notice or cure period, payment of the Level 400 Lab Space Allowance shall be paid by Landlord to Tenant, based upon requests for payment submitted by Tenant not more often than monthly. Each request for payment shall be accompanied by a written certification satisfactory to Landlord by the Tenant’s Architect (or other licensed architect or engineer reasonably approved by Landlord) that all work up to the date of the request for payment has been completed, along with the releases (partial or complete) of liens from all of Tenant’s contractors

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and subcontractors for all work done and materials furnished up to the date of Tenant’s request for payment and Tenant’s final request for payment shall also be accompanied by the applicable items required under Section 8, above, along with any other support documentation reasonably required by Landlord in connection therewith. Upon receipt thereof, Landlord shall pay to Tenant, within thirty (30) days after submission of such items to Landlord, an amount equal to Landlord’s pro-rata share of such request for payment. Landlord’s pro-rata share shall mean the percentage that the sum of the Level 400 Lab Space Allowance and the Tenant Improvement Allowance bears to the total cost of the Initial Tenant Improvements and submitted to Landlord with reasonable support documentation relating thereto (less ten (10%) percent of each payment to be retained by Landlord pending final completion and less fees or expenses, if any, due to Landlord or its agents relating to such completed work). Landlord’s pro-rata share may be reviewed and recalculated by Landlord from time to time and upon any cumulative upgrade/change orders in and upon such recalculation the necessary credits or payments shall be made by either Landlord or Tenant to bring the amount paid under the Level 400 Lab Space Allowance and the Tenant Improvement Allowance into compliance with the revised pro- rata share. Upon final completion of the Initial Tenant Improvements and receipt by Landlord of the items required under Section 8 above, Landlord shall pay to Tenant within thirty (30) days the remaining Level 400 Lab Space Allowance, plus the retainage (provided, however, that the retainage may not be released by Landlord until the punchlist items have been completed and, at Landlord’s election, sixty (60) days have elapsed since Tenant’s Contractor has properly recorded its Notice of Substantial Completion [in the form attached hereto as Schedule 1] in Middlesex South Registry of Deeds in accordance with MGL Ch 254 and has provided Landlord with satisfactory evidence that all subcontractors and vendors have been provided with a copy of the recorded Notice). Any and all costs for the construction of the Premises above the Level 400 Lab Space Allowance and the Tenant Improvement Allowance shall be paid by Tenant to the applicable contractors, subcontractors, and material suppliers. Landlord reserves the right to make any payment (or portion thereof) of the Level 400 Lab Space Allowance payable jointly to Tenant and its general contractor (or subcontractor or supplier) or directly to such contractor, subcontractor or supplier.

(c) Remaining Unused Improvement Allowance; Soft Costs. In the event Tenant does not use the entire Tenant Improvement Allowance or Level 400 Lab Space Allowance, then so long as no default by Tenant exists (beyond any applicable notice or cure period, then Tenant shall be entitled to use any such remaining unused balance thereof as a credit against Base Rent; provided such credit shall not exceed in the aggregate $10.00 per rentable square foot of the Premises ($449,790.00). Any remaining unused balance of the Tenant Improvement Allowance or the Level 400 Lab Space Allowance, after the application of the foregoing Base Rent credit, shall be made available to Tenant during the first four (4) Lease Years, so long as no default by Tenant exists (beyond any applicable notice or cure period, for an allowance for subsequent Tenant Work (as defined in the Lease) which allowance, if requested by Tenant, shall be paid in accordance with the terms and conditions of this Work Letter and, in such event, such requested portion thereof actually used by Tenant pursuant hereto shall be amortized on a level-payment-of principal-and-interest basis over the then remaining Initial Lease Term, together with an interest factor equal to ten percent (10%), and repaid by Tenant on a monthly basis as Additional Rent with monthly installments of Base Rent. In addition, Tenant shall have the right to apply a portion of the Tenant Improvement Allowance and the Level 400 Lab Space Allowance for so-called “soft” costs limited to architectural and design costs, construction management fees, reasonable moving costs, and legal fees relating directly to Tenant’s fit-up of and/or move into the Premises; provided that such aggregate portion shall be limited to a maximum of $3.00 per rentable square foot.

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(d) If upon completion of the Initial Tenant Improvements Landlord has failed to make any payments of the Tenant Improvement Allowance, the Level 400 Lab Space Allowance or the Tenant’s Supplemental HVAC Contribution, as required hereunder as a result of the bankruptcy, insolvency or default of Landlord, and Landlord shall not have cured such failure within thirty (30) days after written notice thereof (provided, however, that if any notice or demand is prohibited, proscribed, stayed or barred by applicable law without obtaining court, trustee or other party’s approval [e.g., the automatic stay in the event of a bankruptcy of Landlord] no such notice or opportunity to cure or demand shall be required), then Tenant shall be entitled, at any time thereafter prior to such cure, to make such payment for the account of Landlord or take such credit as provided herein. Any amount paid by or credited to Tenant in the exercise of its rights under this Subsection 10(d) shall be reimbursed by Landlord within thirty (30) days after demand therefor (provided, however, that if any notice or demand is prohibited, proscribed, stayed or barred by applicable law without obtaining court, trustee or other party’s approval [e.g., the automatic stay in the event of a bankruptcy of Landlord] no such notice or opportunity to cure or demand shall be required), failing which any amount due to Tenant hereunder may be offset against payments of Base Rent due to Landlord under this Lease until Tenant has been fully reimbursed. As used in this Subsection 10(d), the “Rent Offset Cap” shall mean that Tenant shall only be entitled to offset up to ten percent (10%) of any and each respective Basic Rent payment due to Landlord under this Lease until Tenant has been fully reimbursed. The Rent Offset Cap applies solely to Tenant’s right to offset against Base Rent pursuant to this Subsection and shall not be deemed to apply to or limit any other provision of this Lease.

11. Tenant’s Supplemental HVAC Contribution. Tenant shall be entitled to be reimbursed by Landlord for a portion of the so-called “hard” costs incurred by Tenant in connection with Tenant’s Supplemental HVAC (the “Tenant’s Supplemental HVAC Contribution”) in an amount not to exceed $800,000.00 (the “Maximum Contribution”) as and to the extent set forth herein. So long as no default by Tenant exists (beyond any applicable notice or cure period), Tenant’s Supplemental HVAC Contribution shall be determined and made by Landlord in accordance with payment procedures outlined in Section 10 of this Exhibit E (made applicable hereto by such changes and modifications as are required given the application hereof), not to exceed the Maximum Contribution, based on actual aggregate “hard” costs actually incurred by Tenant for the purchase and installation of Tenant’s Supplemental HVAC as evidenced by a written certification satisfactory to Landlord by Tenant’s Architect (or other licensed architect or engineer reasonably approved by Landlord) that all work relating to Tenant’s Supplemental HVAC has been completed and that Tenant’s Supplemental HVAC is fully operational in conformance with its plans and specifications, along with the complete and final releases of liens from all of Tenant’s contractors and subcontractors for all work done in connection therewith and such other reasonable supporting documentation as Landlord may reasonably require including, without limitation, Tenant’s third party invoices therefor and evidence of payment of same).

12. Punchlist. In or within seven (7) business days of Substantial Completion of the Initial Tenant Improvements, the parties shall schedule a meeting(s) to jointly inspect the Premises and the Initial Tenant Improvements in order to identify those incomplete items or unfinished details that will be part of the punchlist for the Initial Tenant Improvements. Such punchlist items shall be completed by Tenant as soon as practicable thereafter and in any event not later than thirty (30) days following the completion of the applicable punchlist (except for such item(s) that by its nature or due to circumstances beyond the reasonable control of the party charged with doing such work, cannot be completed within such 30 day period).

Execution

IN WITNESS WHEREOF, the parties have caused this Work Letter to be executed as of the date first above written.

TENANT:		LANDLORD:
CONCERT PHARMACEUTICALS, INC.		ONE LEDGEMONT LLC,

By:	/s/ Roger Tung	By:	/s/ Robert L. Beal

Name:	Roger Tung	Name:	Robert L. Beal

Title:	President & CEO	Title:	Manager

	Hereunto duly authorized		Hereunto duly authorized

E - 9

Execution

IN WITNESS WHEREOF, the parties have caused this Work Letter to be executed as of the date first above written.

TENANT:		LANDLORD:
CONCERT PHARMACEUTICALS, INC.		ONE LEDGEMONT LLC,

By:	/s/ R. Silverman	By:

Name:	ROBERT SILVERMAN	Name:

Title:	V.P. & GENERAL COUNSEL	Title:

	Hereunto duly authorized	Hereunto duly authorized

Execution

Schedule 1

NOTICE OF SUBSTANTIAL COMPLETION

M.G.L. Chapter 254, Section 2A

Notice is hereby given that the work performed by virtue of a written contract dated             , 2008 between                                          as owner, and                                         , as contractor, for the erection, alteration, repair or removal of a building, structure, or other improvement of real estate as described below, has been substantially completed as of the date of filing or recording of this notice. The lot of land or other interest in real property which is the subject of such contract is described as follows:

Tenant Improvements for Concert Pharmaceuticals, Inc

One Ledgemont Center, 99 Hayden Avenue

Lexington, Mass.

The undersigned owner hereby states that he has served written notice of the recording or filing of this notice of substantial completion upon every person who has filed or recorded, prior to the date of this Notice is filed or recorded, a notice of contract under section four of chapter two hundred and fifty four of the General Laws.

The undersigned contractor hereby states that he has served written notice of the recording or filing of this Notice of Substantial Completion upon every person who has entered into a written contract directly with the contractor or who has given written notice of identification to the contractor prior to the date this Notice is filed or recorded as provided in said section four of chapter two hundred and fifty four of the General Laws.

Owner:	Contractor: The Richmond Group Inc

By:	By:
Its:	Its:

COMMONWEALTH OF MASSACHUSETTS

SS
(date)

Then personally appeared the above named                                          of                                          who acknowledged the foregoing instrument to be his / her free act and deed and the free act and deed of                                          before me,

Notary Public

My Commission Expires:

Execution

COMMONWEALTH OF MASSACHUSETTS

SS
(date)

Then personally appeared the above named                                          of                                          who acknowledged the foregoing instrument to be his / her free act and deed and the free act and deed of                                          before me,

Notary Public

My Commission Expires:

Execution

Exhibit F

Construction Documents

1. Preparation of Construction Documents. The Construction Documents shall include all architectural, mechanical, electrical and structural drawings and detailed specifications for the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Building. Tenants leasing partial floors shall design entrances, doors and any other elements which visually integrate with the elevator lobbies and common areas in a manner and with materials and finishes which are compatible with the common area finishes for such floor. Landlord reserves the right to reject Construction Documents which in its reasonable opinion fail to comply with this provision. The Construction Documents shall include:

(a) Major Work Information: A list of any items or matters which might require structural modifications to the Building, including the following:

(i)	Location and details of special floor areas exceeding 150 pounds of live load per square foot;

(ii)	Location and weights of storage files, batteries, HVAC units and technical areas;

(iii)	Location of any special soundproofing requirements;

(iv)	Existence of any extraordinary HVAC requirements necessitating perforation of structural members; and

(v)	Existence of any requirements for heavy loads, dunnage or other items affecting the structure.

(b) Plans Submission: Two (2) blackline drawings and one (1) CAD disk showing all architectural, mechanical and electrical systems, including cutsheets, specifications and the following:

CONSTRUCTION PLANS:

(1)	All partitions shall be shown; indicate ratings of all partitions; indicate all non-standard construction and details referenced;

(2)	Dimensions for partition shall be shown to face of stud; critical tolerances and ± dimensions shall be clearly noted;

(3)	All doors shall be shown on and shall be numbered and scheduled on door schedule; indicate ratings of all doors;

(4)	All non-standard construction, non-standard materials and/or installation shall be explicitly noted; equipment and finishes shall be shown and details referenced; and

(5)	All plumbing fixtures or other equipment requirements and any equipment requiring connection to Building plumbing systems shall be noted.

Execution

REFLECTED CEILING PLAN:

(1)	Layout suspended ceiling grid pattern in each room, describing the intent of the ceiling working point, origin and/or centering; and

(2)	Locate all ceiling-mounted lighting fixtures and air handling devices including air dampers, fan boxes, etc., lighting fixtures, supply air diffusers, wall switches, down lights, special lighting fixtures, special return air registers, special supply air diffusers, and special wall switches.

TELECOMMUNICATIONS AND ELECTRICAL EQUIPMENT PLAN:

(1)	All telephone outlets required;

(2)	All electrical outlets required; note non-standard power devices and/or related equipment;

(3)	All electrical requirements associated with plumbing fixtures or equipment; append product data for all equipment requiring special power, temperature control or plumbing considerations;

(4)	Location of telecommunications equipment and conduits; and

(5)	Components and design of the Antennas (including associated equipment) as installed, in sufficient detail to evaluate weight, bearing requirements, wind-load characteristics, power requirements and the effects on Building structure, moisture resistance of the roof membrane and operations of pre-existing telecommunications equipment.

DOOR SCHEDULE:

(1)	Provide a schedule of doors, sizes, finishes, hardware sets and ratings; and

(2)	Non-standard materials and/or installation shall be explicitly noted.

HVAC:

(1)	Areas requiring special temperature and/or humidity control requirements;

(2)	Heat emission of equipment (including catalogue cuts), such as CRTs, copy machines, etc.;

(3)	Special exhaust requirements - conference rooms, pantry, toilets, etc.; and

(4)	Any extension of system beyond demised space.

ELECTRICAL:

(1)	Special lighting requirements;

(2)	Power requirements and special outlet requirements of equipment;

(3)	Security requirements;

(4)	Supplied telephone equipment and the necessary space allocation for same; and

(5)	Any extensions of tenant equipment beyond demised space.

Execution

PLUMBING:

(1)	Remote toilets;

(2)	Pantry equipment requirements;

(3)	Remote water and/or drain requirements such as for sinks, ice makers, etc.; and

(4)	Special drainage requirements, such as those requiring holding or dilution tanks.

ROOF:

Detailed plan of any existing and proposed roof equipment showing location and elevations of all equipment.

SITE:

Detailed plan, including fencing, pads, conduits, landscaping and elevations of equipment.

SPECIAL SERVICES:

Equipment cuts, power requirements, heat emissions, raised floor requirements, fire protection requirements, security requirements, and emergency power.

2. Plan Requirements. The Construction Documents shall be fully detailed and fully coordinated with each other and with existing field conditions, shall show complete dimensions, and shall have designated thereon all points of location and other matters, including special construction details and finish schedules. All drawings shall be uniform size and shall incorporate the standard electrical and plumbing symbols and be at a scale of 1/8” = 1’0” or larger. Materials and/or installation shall be explicitly noted and adequately specified to allow for Landlord review, building permit application, and construction. All equipment and installations shall be made in accordance with standard materials and procedures unless a deviation outside of industry standards is shown on the Construction Documents and approved by Landlord. To the extent practicable, a concise description of products, acceptable substitutes, and installation procedures and standards shall be provided. Product cuts must be provided and special mechanical or electrical loads noted. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

3. Drawing and Document Production. Landlord shall provide Tenant with two (2) blackline drawings and one (1) CAD disk showing the Building and site outline, core walls and columns, together with corridor and demising wall location plans.

Execution

4. Change Orders. The Construction Documents shall not be materially changed or modified by Tenant after approval by Landlord without the further approval in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall not be obligated to approve any change or modification of the Construction Documents which in Landlord’s sole opinion shall cause any additional cost or expense to Landlord for which Tenant has not agreed to reimburse Landlord.

Execution

Exhibit G

Reserved Parking Plan

G - 1

Execution

Exhibit H

Specific Aspects of the Initial Tenant Improvements

Installation of new supplemental HVAC system serving the Level 400 Lab Space.

H - 1

Execution

Exhibit I

Plan Showing Additional Space

Execution

Execution

Execution

Exhibit J

Landlord’s Work

400 & 500 Levels C Bldg

1.	Exterior Entrance- 400 Level

a.	The existing light fixtures at the entrance within the exterior ceiling are to be removed and replaced with new exterior grade light fixtures.

b.	The exterior ceiling shall be patched and painted.

c.	The exterior concrete columns are to be wrapped with fiberglass enclosures from floor to the exterior ceiling.

d.	The exterior entry doors and window system are to be replaced with a new aluminum “Storefront” system that matches the size and dimensions of the existing system in place.

e.	The existing exterior concrete walkway is to receive an Epoxy performance coating.

2.	Toilet Rooms:

a.	The existing Men’s and Women’s toilet room interiors are to be demolished and replaced with the following

i.	Toilet Fixtures Sloan brand or equal.

ii.	Solid surface laminate counter with under the counter mounted sink basins, auto faucets and manual soap dispensers.

iii.	Mirrors above counter.

iv.	Floor and wall ceramic tile approximately 4-6 feet up wall.

v.	Ceiling hung metal toilet partitions.

vi.	Acoustical ceiling with water resistant ceiling tiles.

vii.	Cove lighting above counter within the acoustical ceiling.

viii.	Toilet accessories to include toilet paper holder and paper towel dispenser.

b.	A new Unisex ADA Toilet is to be created, as shown on Schedule 1 of Exhibit “J”. and include the following:

i.	Toilet Fixtures to be Sloan brand or equal

ii.	Solid surface linoleum counterwith under the counter mounted sink basin with ADAfaucet and soap dispenser.

iii.	Mirror above counter.

iv.	Floor and wall ceramic tile.

v.	Acoustical ceiling with water resistant ceiling tiles.

vi.	Cove lighting above counter within the acoustical ceiling with ADA rated light switch

vii.	Toilet accessories including ADA accessories.

3.	Exterior Courtyard

a.	Replace existing planter bed trees and shrubs with new shrubs and flower beds.

b.	Replace existing planter bed light fixtures along masonry wall.

c.	Replace water fountain spray assembly.

Execution

4.	Office areas-

a.	L

500 Level- Landlord to provide and install up to (10)ten electric reheat coils to be fed from tenants electric submeter and up to (10) ten VAV’s as specified on tenants mechanical plans.

400 Level- Landlord to replace in current office locations any existing hot water reheat coils with new hot water reheat coils and provide up to (7)seven VAV boxes.

b.	AHU 96 AC-2 to be equipped with a variable frequency drive at Landlords expense.

Execution

Execution

Exhibit K

Form of Term Commencement Date Agreement

COMMENCEMENT DATE AGREEMENT

                                          (“Tenant”) hereby certifies that it has entered into a lease with [One/Two] Ledgemont LLC (“Landlord”) dated as of                   20     and verifies the following information as of the      day of                     , 20    :

Address of Building:	128 Spring Street, Lexington, Massachusetts
Number of Rentable Square Feet in Premises:
Commencement Date:
Rent Commencement Date:
Lease Termination Date:
Tenant’s Pro Rata Share:

Billing Address for Tenant:

Attention:
Telephone Number:	( )
Federal Tax I.D. No.:

Tenant acknowledges and agrees that all improvements Landlord is obligated to make to the Premises, if any, have been completed to Tenant’s satisfaction, that Tenant has accepted possession of the Premises, and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease.

TENANT:

By:
Name:
Title:
Hereunto duly authorized

LANDLORD:

[One/Two] Ledgemont LLC

By:
Name:
Title:
Hereunto duly authorized

K - 1

Execution

Exhibit L

Form of Letter of Credit

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE:

BENEFICIARY:

ONE LEDGEMONT LLC

c/o The Beal Companies, LLP

177 Milk Street

Boston, Massachusetts 02109

AS “LANDLORD”

APPLICANT:

AS “TENANT”

AMOUNT: US $                    (                                                                                   AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:

LOCATION: AT OUR COUNTERS IN BOSTON, MASSACHUSETTS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                      IN YOUR FAVOR AVAILABLE BY YOUR DRAFT DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “B” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2. A DATED CERTIFICATION FROM THE BENEFICIARY SIGNED BY AN AUTHORIZED OFFICER OR AGENT, FOLLOWED BY ITS DESIGNATED TITLE, STATING THE FOLLOWING:

(A) “THE AMOUNT REPRESENTS FUNDS DUE AND OWING TO US FROM APPLICANT PURSUANT TO THAT CERTAIN LEASE BY AND BETWEEN BENEFICIARY, AS LANDLORD, AND APPLICANT, AS TENANT.”

OR

Execution

(B) “WE HEREBY CERTIFY THAT WE HAVE RECEIVED NOTICE FROM                      BANK THAT LETTER OF CREDIT NO.                      WILL NOT BE RENEWED, AND THAT WE HAVE NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM APPLICANT SATISFACTORY TO US AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.”

THE LEASE AGREEMENT MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID LEASE AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

OUR OBLIGATION UNDER THIS CREDIT SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, CLAIM OR DEFENSE, REAL OR PERSONAL, OF ANY PARTY AS TO THE ENFORCEABILITY OF THE LEASE BETWEEN YOU AND TENANT, IT BEING UNDERSTOOD THAT OUR OBLIGATION SHALL BE THAT OF A PRIMARY OBLIGOR AND NOT THAT OF A SURETY, GUARANTOR OR ACCOMMODATION MAKER. IF YOU DELIVER THE WRITTEN CERTIFICATE REFERENCED ABOVE TO US, (I) WE SHALL HAVE NO OBLIGATION TO DETERMINE WHETHER ANY OF THE STATEMENTS THEREIN ARE TRUE, (II) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF THE STATEMENTS MADE IN SUCH CERTIFICATE ARE UNTRUE IN WHOLE OR IN PART, AND (HI) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF TENANT DELIVERS INSTRUCTIONS OR CORRESPONDENCE TO WHICH EITHER (A) DENIES THE TRUTH OF THE STATEMENT SET FORTH IN THE CERTIFICATE REFERRED TO ABOVE, OR (B) INSTRUCTS US NOT TO PAY BENEFICIARY ON THIS CREDIT FOR ANY REASON WHATSOEVER.

PARTIAL AND MULTIPLE DRAWS ARE ALLOWED. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND SIX (6) MONTHS BEYOND LEASE EXPIRATION.

THIS LETTER OF CREDIT MAY BE TRANSFERRED WITHOUT COST TO THE BENEFICIARY, ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE

Execution

BENEFICIARY AND ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT AT THE TIME OF THE TRANSFER AND ONLY BY THE ISSUING BANK UPON OUR RECEIPT OF THE ATTACHED “EXHIBIT A” DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS PRIOR TO 10:00 A.M. E.S.T. TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT:                                         , BOSTON, MASSACHUSETTS         , ATTENTION:                                      OR BY FACSIMILE TRANSMISSION AT: (617)         -        ; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (617)          -        , ATTENTION:                      WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE.

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE WITHIN ONE (1) BUSINESS DAY AFTER PRESENTATION.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

Execution

EXHIBIT “A”

DATE:

TO:	RE: STANDBY LETTER OF CREDIT
	NO.	ISSUED BY

ATTN:	L/C AMOUNT:

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE- SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED

(NAME OF BANK)

AUTHORIZED SIGNATURE

Execution

EXHIBIT “B”

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF                                         US$

USDOLLARS
DRAWN UNDER BANK, BOSTON, MASSACHUSETTS, STANDBY LETTER OF CREDIT NUMBER NO. DATED

TO:	BANK

	, MA	(BENEFICIARY’S NAME)

Authorized Signature

Execution

Exhibit M

List of Lease(s) Having Rights to Additional Space

Rights of First Offer

Tenant: Pulmatrix, Inc.

Space: 300 Level C Building and East Wing

Rights: Right of First Offer on space located on the 300 C Building containing approximately

5,000 rsf as shown on Exhibit I attached hereto

Initial Term Lease expiration: 10/31/12 (subject to extension rights)

Extension Rights: One (1) additional term of five (5) years

Tenant: Febit, Inc.

Space: 600 Level B Building

Rights: Right of First Offer on space located on the 500 B Building as shown on Exhibit I attached hereto

Initial Term Lease expiration: 06/30/ 13 (anticipated)(subject to extension rights)

Extension Rights: One (1) additional term of five (5) years

M - 1

Execution

M - 2

Execution

febit inc.

ROFO

WOMEN
MEN
JAN

500 LEVEL - B BLDG

Execution

Exhibit N

Location of Tenant’s Monument Sign

N - 1

Execution

Exhibit O

Location of Tenant’s Supplemental HVAC

O - 1